Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-276696
October 3, 2024

APRINOIA THERAPEUTICS INC.

APRINOIA Therapeutics Inc., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Kingswood Capital Partners, LLC toll-free at +1 732 910 9692. You may also access the Company’s most recent public offering prospectus dated September 11, 2024, and resale prospectus dated September 11, 2024, which are included in Amendment No. 4 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on September 11, 2024, or Amendment No. 4, by visiting EDGAR on the SEC website at https://www.sec.gov/Archives/edgar/data/1998311/000114036124040849/ny20012777x13_f1a.htm

This free writing prospectus reflects the following amendments that were made in Amendment No. 4. All references to page numbers are to page numbers in Amendment No. 4.

(1) Include a section entitled “Explanatory Note” as follows:

EXPLANATORY NOTE
This registration statement on Form F-1 (File No. 333-276696) contains two prospectuses, as set forth below:
•
Public Offering Prospectus. A prospectus to be used for the public offering of 500,000 ordinary shares, par value $0.40 per share (the “Public Offering Shares”) of the registrant (the “Public Offering Prospectus”) through the underwriters named on the cover page of the Public Offering Prospectus.

•
Resale Prospectus. A prospectus to be used for the resale by selling shareholders (the “Selling Shareholders”) set forth therein of 2,000,000 ordinary shares, par value $0.4 per share (the “Resale Shares”) of the registrant (the “Resale Prospectus”), to be sold by the Selling Shareholders from time to time, once the ordinary shares of the registrant begin trading on Nasdaq.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	it contains different front and back covers;
•
it contains a different “Offering” section in the Prospectus Summary section; the Offering section included in the Public Offering Prospectus summarizes the offering of the Public Offering Shares and the Offering section included in the Resale Prospectus summarizes the offering of the Resale Shares;

•
it contains a different “Use of Proceeds” section; the Use of Proceeds section included in the Resale Prospectus only indicates that the registrant will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders;

•	it does not contain the “Capitalization” and “Dilution” sections included in the Public Offering Prospectus;
•	it does not contain the “Principal Shareholders” section included in the Public Offering Prospectus;
•	a “Selling Shareholders” section is only included in the Resale Prospectus;
•	it does not contain the “Underwriting” section included in the Public Offering Prospectus;
•	a “Selling Shareholders’ Plan of Distribution” section is only included in the Resale Prospectus;
•	it does not include a reference to counsel for the underwriters in the “Legal Matters” section;
•
all references to “this offering” in the Public Offering Prospectus are changed to “the IPO,” defined as the underwritten initial public offering of the ordinary shares of the registrant, in the Resale Prospectus; and

•	all references to “underwriters” in the Public Offering Prospectus are changed to “underwriters of the IPO” in the Resale Prospectus.

The registrant has included in this registration statement a set of alternate pages after the back cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Selling Shareholders.

(2) Revise the cover page of the Public Offering Prospectus as follows:

500,000 Ordinary Shares
APRINOIA Therapeutics Inc.
This is an initial public offering of the ordinary shares of APRINOIA Therapeutics Inc. We are offering 500,000 ordinary shares, par value $0.40 per share. The selling shareholders named in the resale prospectus (the “Selling Shareholders”) are also offering an additional 2,000,000 ordinary shares pursuant to the resale prospectus. We will not receive any of the proceeds from the sale of our ordinary shares by the Selling Shareholders.
Prior to this offering, there has been no public market for our ordinary shares. We anticipate the initial public offering price per share will be between $10.00 and $12.00.
We have applied for the listing of the ordinary shares on the Nasdaq Global Market (“Nasdaq”), under the symbol “APRI.” There is no assurance that such application will be approved, and if our application is not approved, this offering will not be completed. In addition, the Selling Shareholders may not commence the resale of their shares pursuant to the resale prospectus until after the closing of our initial public offering and that the resale offering will not proceed if our ordinary shares are not approved for listing on Nasdaq.
We are an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer” for additional information.
Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Per ordinary share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to APRINOIA Therapeutics Inc.	$	$

(1)	See “Underwriting” for additional disclosure regarding compensation payable by us to the underwriters.

Delivery of the ordinary shares in this offering is expected to be made on or about   , 2024. We have granted the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to an aggregate of 75,000 additional ordinary shares.
Kingswood Capital Partners, LLC	WallachBeth Capital LLC
, 2024

(3) Revise the description of the scientific review process by ADDF on pages 3 and 87 as follows:

Our tau degrader program is supported by Alzheimer’s Drug Discovery Foundation (“ADDF”) following their scientific review of the program which included an independent review by external scientists from academia and industry, who are members of the foundation’s Scientific Review Board in addition to a review by members of the foundation’s Business Review Board.

(4) Revise the description of the plan to implement the Phase 3 global clinical trial for APN-1607 in subjects suspected to have PSP on pages 5, 89, 93 as follows:

We plan to implement this trial in the fourth quarter of 2024 in the United States, Europe, the United Kingdom, Japan and Taiwan.

(5) Revise the description of Mr. Achenbach’s title at Mustang Bio on pages 7 and 90 as Senior Vice President of Finance & Principal Financial Officer; remove the disclosure of Ms. Gladstein’s biography from on pages 7, 90 and 128.

(6) Replace the defined term “Pre-Series C Shares” with “Pre-Series C Preferred Shares”; replace the defined term “Series B Shares” with “Series B Preferred Shares”; replace the defined term “Series C Shares” with “Series C Preferred Shares” on page 11.

(7) Revise “The Offering” section on pages 13 and 14 as follows:

THE OFFERING

Offering price	We expect that the initial public offering price will be between $10.00 and $12.00 per ordinary share.

Ordinary shares offered by us	500,000 ordinary shares (or 575,000 ordinary shares if the underwriters exercise their option to purchase additional ordinary shares in full).

Over-allotment option	We have granted to the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to an aggregate of 75,000 additional ordinary shares.

Ordinary shares issued and outstanding immediately after this offering	26,861,214 ordinary shares (or 26,936,214 ordinary shares if the underwriters exercise their option to purchase additional ordinary shares in full).

Use of proceeds
We expect that our net proceeds from this offering will be approximately $2.8 million (or approximately $3.6 million if the underwriters exercise their option to purchase additional ordinary shares in full), assuming an initial public offering price of $11.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to advance the clinical development of APN-1607 and APNmAb005, research and development of our degrader therapeutic candidates, other research and development activities as well as for working capital and other general corporate purposes. See “Use of Proceeds” for additional information.

Lock-up	We and certain of our shareholders, except for the Selling Shareholders with respect to the ordinary shares being offered in the Resale Prospectus, have agreed with the underwriters not to sell, transfer or dispose of any ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. See “Shares Eligible for Future Sale” and “Underwriting.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks relating to investing in our ordinary shares. You should carefully consider these risks before deciding to invest in our ordinary shares.

Listing	We have applied to have the ordinary shares listed on the Nasdaq. The ordinary shares and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Nasdaq trading symbol	APRI

The number of ordinary shares that will be issued and outstanding immediately after this offering:
•
is based on the (i) 26,361,214 ordinary shares issued and outstanding as of the date of this prospectus, which consists of (a) 10,191,804 ordinary shares issued and outstanding as of the date of this prospectus, and (b) the conversion of all of our issued and outstanding convertible preferred shares into 13,405,653 ordinary shares immediately prior to the closing of this offering, and (ii) the conversion of all of our issued and convertible promissory notes and associated interest into 2,763,757 ordinary shares upon the consummation of this offering, based on 80% of an assumed initial public offering price of $11.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•	excludes 3,369,848 ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus; and
•	excludes 47,500 ordinary shares available for future issuance under our equity incentive plans upon the completion of this offering.

Except as otherwise indicated, all information in this prospectus reflects and assumes:
•	a 1-for-4 reverse share split of our ordinary shares and preferred shares effected on March 8, 2024;
•	no exercise of the outstanding options described above;
•	no exercise of the underwriters’ option to purchase additional ordinary shares; and
•	the effectiveness of our amended and restated memorandum and articles of association, which will occur immediately prior to the completion of this offering.

(8) Revise the “Summary Consolidated Financial Data” section on pages 15 and 16 as follows:

The following summary consolidated statements of operations data for the years ended December 31, 2023 and 2022, summary consolidated balance sheets data as of December 31, 2023 and 2022, and summary consolidated statements of cash flows data for the years ended December 31, 2023 and 2022 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Our historical results are not necessarily indicative of results expected for future periods. You should read this section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
The following table sets forth a summary of our consolidated statements of operations for the years indicated.
	Year Ended December 31,
	2023	2022	Change	%
	(in thousands, except percentages)
Selected consolidated statements of operations:
Revenue	$513	$394	$119	30
Revenue - related party	8,556	—	8,556	—
Total revenue	9,069	394	8,675	2,202
Operating expenses
Research and development	16,980	21,617	(4,637)	(21)
General and administrative	16,296	7,041	9,255	131
Total operating expenses	33,276	28,658	4,618	16
Loss from operations	(24,207)	(28,264)	4,057	(14)
Other (expense) income:
Interest expense, net	(4,019)	(67)	(3,952)	5,899
Changes in fair value of derivative liabilities	379	—	379	—
Other income, net	117	117	—	—
Total other (expense) income	(3,523)	50	(3,573)	(7,146)
Loss before income taxes	(27,730)	(28,214)	484	(2)
Provision for income taxes	(887)	(17)	(870)	5,118
Net loss	$(28,617)	$(28,231)	$(386)	1

The following table sets forth selected consolidated balance sheets as of the years indicated.
	December 31,
	2023	2022
	(in thousands)
Selected consolidated balance sheets:
Assets
Current assets:
Cash	$1,578	$1,221
Accounts receivable - related party	71	—
Prepaid expenses and other current assets	454	590
Total current assets	2,103	1,811
Property and equipment, net	1,789	2,153
Deferred offering costs	503	1,288
Operating lease right-of-use assets	422	154
Prepaid expenses, net of current portion and other long-term assets	129	237
Total assets	$4,946	$5,643

	December 31,
	2023	2022
	(in thousands)
Liabilities, redeemable convertible preferred shares, and shareholders' deficit
Current liabilities:
Accounts payable	$9,538	$8,887
Accrued expenses and other current liabilities	6,285	2,466
Operating lease liabilities, current	215	124
Related party payable	1,167	904
Short-term borrowings	1,408	1,450
Convertible notes (including related party convertible notes of $4,425 and $753 as of December 31, 2023 and 2022, respectively, net of debt discount and issuance costs)	17,157	1,093
Derivative liabilities (including related party derivative liabilities of $847 and $173 as of December 31, 2023 and 2022, respectively)	3,581	251
Total current liabilities	39,351	15,175
Operating lease liabilities, net of current portion	208	42
Total liabilities	39,559	15,217
Commitments and Contingencies (Note 15)
Redeemable convertible preferred shares (Series B, Pre-C and C), $0.4 par value; 14,243,334 shares authorized; 13,405,653 shares issued and outstanding; redemption and liquidation value of $66,166 as of December 31, 2023 and 2022	65,876	65,876
Shareholders' deficit:
Ordinary shares, $0.4 par value, 110,756,666 shares authorized; 10,123,054 and 9,654,266 shares issued and outstanding as of December 31, 2023 and 2022, respectively	4,050	3,862
Additional paid-in capital	15,567	12,296
Accumulated deficit	(119,255)	(90,638)
Accumulated other comprehensive loss	(851)	(970)
Total shareholders' deficit	(100,489)	(75,450)
Total liabilities, redeemable convertible preferred shares, and shareholders' deficit	$4,946	$5,643

The following table sets forth a consolidated statements of cash flows for the years indicated.

	Years Ended December 31,
	2023	2022
	(in thousands)
Selected consolidated cash flows:
Net cash used in operating activities	$(14,739)	$(17,237)
Net cash used in investing activities	(1,167)	(2,016)
Net cash provided by financing activities	16,288	11,354
Effect of exchange rates on cash	(25)	(554)
Net increase (decrease) in cash	$357	$(8,453)

(9) Revise the third sentence under the risk factor “We have incurred net losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future. We have never generated any revenue from product sales and may never be profitable” on page 17 as follows:

For the years ended December 31, 2023 and 2022, our net losses were $28.6 million and $28.2 million, respectively.

(10) Add the following sentence to the risk factor “We recorded net cash outflow from operating activities since our inception. We may need to acquire funding from time to time to complete the development and any commercialization of our pipeline candidates, which may not be available on acceptable terms, or at all. If we are unable to raise capital when needed, we may be forced to delay, reduce or eliminate certain of our product development programs or other operations” on page 18 and to “Liquidity and Capital Resources” of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 74:

As of June 30, 2024, we had cash of approximately $0.3 million.

(11) Revise the first paragraph under the risk factor “A fast track, breakthrough therapy or other designation by the FDA may not actually lead to a faster development or regulatory review or approval process” on page 21 as follows:

We may seek fast track, breakthrough therapy or similar designation for our drug candidates. On May 8, 2024, the FDA granted fast track designation to APN-1607, underscoring the significant unmet medical need for a diagnostic marker for the early diagnosis of PSP and potentially other tau-related and neurodegenerative diseases, including AD. Fast track designation is designed to facilitate the development and expedite the review of product candidates that demonstrate the potential to address an unmet medical need, with the goal of advancing important new diagnostic and treatment options to patients more quickly than traditional regulatory routes. Once a drug candidate receives fast track designation, early and frequent communication with the FDA, including discussions around the product candidate's development plan and regulatory review process are ensured. If the relevant criteria are met, the product candidate may be eligible for accelerated approval and priority review by the FDA. Fast track designation, however, does not guarantee an accelerated review by the FDA or an increased likelihood that a product candidate will receive approval. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program.

(12) Revise the description of the number of employees on page 30 as follows:

We had 64 full-time employees as of December 31, 2023.

(13) Revise the first paragraph under the risk factor “We have granted, and may continue to grant, options and other types of awards under our share incentive plans, which may result in significant share-based non-cash compensation expenses and you will incur immediate and substantial dilution” on page 31 as follows:

We have adopted five equity incentive plans to grant share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours, namely, the Equity Incentive Plan of APRINOIA adopted on June 19, 2018, the Equity Incentive Plan #2 of APRINOIA adopted on September 3, 2019, the Equity Incentive Plan #3 of APRINOIA adopted on November 9, 2021, and the Equity Incentive Plan #4 of APRINOIA adopted on July 25, 2022, and the Equity Incentive Plan adopted on March 6, 2024 (collectively, the “Equity Incentive Plans” and each an “Equity Incentive Plan”). As of the date of this prospectus, options to purchase a total of 5,898,552 ordinary shares have been granted under the Equity Incentive Plans, in which 2,136,802 options were exercised and fully paid and 391,902 options were canceled or forfeited, resulting in 3,369,848 options outstanding.

(14) Add the following paragraph under the risk factor “An active trading market for our ordinary shares may not be available on a consistent basis to provide shareholders with adequate liquidity. The share price may be volatile, and shareholders could lose a significant part of their investment” on page 54:

Further, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. The stock price volatility, including any stock run up, may be unrelated to our actual or expected operating performance and financial condition or prospects. As a result, potential investors may find it difficult to assess the rapidly changing value of our securities.

(15) Revise the risk factor “Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution” on page 56 as follows:

If you purchase our ordinary shares in this offering, you will pay more for your ordinary shares than the amount paid by our existing shareholders for their ordinary shares on a per share basis. As a result, you will experience immediate and substantial dilution of approximately US$11.22 per share, representing the difference between the initial public offering price of US$11.00 per share, the midpoint of the estimated public offering price range shown on the front cover of this prospectus, and our net tangible book value per share as of December 31, 2023, after giving effect to the net proceeds to us from this offering. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

(16) Add the following risk factor on page 56:

The resale by the Selling Shareholders may cause the market price of our ordinary shares to decline.

The resale of our ordinary shares by the Selling Shareholders in the resale offering could result in resales of our ordinary shares by our other shareholders concerned about selling volume. The registration statement of which this prospectus forms a part also registers on behalf of the Selling Shareholders an aggregate of 2,000,000 ordinary shares. There are currently no agreements or understandings in place with the Selling Shareholders to restrict the sale of the ordinary shares to be offered by the Selling Shareholders after the effective date of the registration statement of which this prospectus forms a part. Sales of a substantial number of our ordinary shares by the Selling Shareholders at such time could cause the market price of our ordinary shares to decrease (possibly below the initial public offering price of the ordinary shares in this offering) and could impair our ability to raise capital in the future by selling additional securities. In addition, the resale by the Selling Shareholders could have the effect of depressing the market price for our ordinary shares. The ordinary shares to be offered by us and all of the ordinary shares offered by the Selling Shareholders will be freely tradable without restriction or further registration under the Securities Act. Because these Selling Shareholders have paid a discounted price per ordinary share than participants in this offering, when they are to sell their shares, they may be more willing to accept a lower sales price than the offering price. This fact could impact the trading price of our ordinary shares following completion of this offering, to the detriment of participants in this offering.

(17) Revise the first two paragraphs and the first bullet point under the third paragraph in the “Use of Proceeds” section on page 62 as follows:

We estimate that we will receive net proceeds from this offering of approximately $2.8 million (or approximately $3.6 million if the underwriters exercise their option to purchase additional ordinary shares in full), after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of $11.00 per ordinary share, which is the midpoint of the price range shown on the front page of this prospectus. We will not receive any proceeds from the sale by the Selling Shareholders of their shares.

A $1.00 increase or decrease in the assumed initial public offering price of $11.00 per ordinary share would increase or decrease, as applicable, the net proceeds to us from this offering by $0.5 million (or approximately $0.5 million if the underwriters exercise their option to purchase additional ordinary shares in full), assuming the number of ordinary shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

•
30% of the net proceeds to advance the clinical development of our lead diagnostic product candidate, APN-1607, including the initiation of a phase 3 clinical trial in the second half of 2024 in the United States, Europe, Japan, Taiwan and Asia for approximately 130 patients clinically suspected to have Progressive Supranuclear Palsy (“PSP”), with which we expect to cover part of the operational and imaging costs and complete the clinical trial of one third of patients expected to be enrolled;

(18) Revise the “Capitalization” section on pages 64 and 65 as follows:

The following table sets forth our capitalization as of December 31, 2023
•	on an actual basis;
•
on a pro forma basis to reflect (i) the conversion of all of our issued and outstanding convertible preferred shares into 13,405,653 ordinary shares on a one-for-one basis upon the completion of this offering; and (ii) the conversion of all of our issued convertible promissory notes and associated interest into 2,763,757 ordinary shares upon the completion of this offering based on 80% of an assumed initial public offering price of $11.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•
on a pro forma as adjusted basis to reflect (i) the pro forma adjustments set forth above, and (ii) the sale of 500,000 ordinary shares by us in this offering at an assumed initial public offering price of $11.00 per ordinary share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ordinary shares.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus, as well as the sections of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of December 31, 2023
	Actual	Pro Forma(1)		Pro Forma As Adjusted(1)(2)
	(Amounts in thousands, except share and per share data)
Cash	$1,578	$6,807	(3)	$9,607
Convertible notes (including related party convertible notes of $4,425, net of debt discount and issuance costs)	$17,157	$ —		$—
Derivative liabilities (including related party derivative liabilities of $847)	3,581	—		—
Redeemable convertible preferred shares (Series B, Pre-C and C), $0.4 par value; 14,243,334 shares authorized; 13,405,653 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	65,876	—		—
Shareholders' equity (deficit):
Ordinary shares, $0.4 par value, 110,756,666 shares authorized; 10,123,054 shares issued and outstanding, actual; $0.4 par value, 110,756,666 shares authorized, 26,361,214 shares issued and outstanding, pro forma; and $0.4 par value, 110,756,666 shares authorized, 26,861,214 shares issued and outstanding, pro forma as adjusted	4,050	10,544		10,744
Additional paid-in capital	15,567	99,309		101,909
Accumulated deficit	(119,255)	(117,648)		(117,648)
Accumulated other comprehensive loss	(851)	(851)		(851)
Total shareholders' equity (deficit)	(100,489)	(8,646)		(5,846)
Total capitalization	$(13,875)	$(8,646)		$(5,846)

(1)
The unaudited pro forma and pro forma as adjusted information does not include the impact of share-based compensation expense for share options which we expect to record upon the completion of this offering.

(2)
The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital and total shareholders’ equity (deficit) following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per ordinary share, the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase (decrease) each of total equity (deficit) and total capitalization by $0.5 million, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

(3)
Cash as of December 31, 2023 on a pro forma basis increases by approximately $5.2 million compared to our cash as of December 31, 2023 on an actual basis, reflecting, subsequent to December 31, 2023 and up to the date of this prospectus, (i) the issuance of five new convertible promissory notes for an aggregate of cash proceeds of $5.2 million, (ii) the repayment of one convertible promissory note for $0.05 million, and (iii) the exercise of 68,750 share options for cash proceeds of $0.04 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events — Issuance and Renewal of Convertible Promissory Notes” for more details.

The table above is based on the number of shares of ordinary shares outstanding as of December 31, 2023, and excludes:
•	3,448,598 ordinary shares issuable upon exercise of share options outstanding as of December 31, 2023, at a weighted average exercise price of $0.63 per share;
•	37,500 ordinary shares reserved for future issuance under our Equity Incentive Plan #4, or the 2022 Plan as of December 31, 2023;
•
2,813,000 ordinary shares reserved for future issuance under the 2024 Plan, which will become effective on the date immediately prior to the date our registration statement relating to this offering becomes effective, as well as any future increases in the number of ordinary shares reserved for issuance under the 2024 Plan; and

•
280,000 ordinary shares reserved for future issuance under the ESPP, which will become effective on the date immediately prior to the date our registration statement relating to this offering becomes effective, as well as any future increases in the number of ordinary shares reserved for issuance under the ESPP.

(19) Revise the “Dilution” section on pages 66 and 67 as follows:

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares and holders of our preferred shares which will automatically convert into our ordinary shares upon the completion of this offering.
Our net tangible book value as of December 31, 2023, was approximately negative $9.98 per ordinary share. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Pro forma net tangible book value per ordinary share is calculated after giving effect to the conversion of all of our outstanding convertible preferred shares and convertible promissory notes and associated interest, including the convertible promissory notes issued and the exercise of share options subsequent to December 31, 2023. Dilution is determined by subtracting pro forma net tangible book value per ordinary share from the assumed public offering price per ordinary share.
Without taking into account any other changes in such net tangible book value after December 31, 2023, other than to give effect to our issuance and sale of 500,000 ordinary shares in this offering at an assumed initial public offering price of $11.00 per ordinary share, the midpoint of the estimated public offering price range, and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised), our pro forma as adjusted net tangible book value as of December 31, 2023 would have been negative $0.22 per outstanding ordinary share. This represents an immediate increase in net tangible book value of $0.13 per ordinary share to existing shareholders on a pro forma as adjusted basis and an immediate dilution in net tangible book value of $11.22 per ordinary share to purchasers of ordinary shares in this offering. The following table illustrates such dilution:
Per Ordinary Share
Assumed initial public offering price per ordinary share	$11.00
Net tangible book value per ordinary share	$(9.98)
Pro forma net tangible book value per ordinary share after giving effect to the pro forma adjustments described above	$(0.35)
Pro forma net tangible book value per ordinary share as adjusted to give effect to the pro forma adjustments described above, and this offering	$(0.22)
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	$11.22

A $1.00 change in the assumed public offering price of $11.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value after giving effect to the offering by $0.5 million, the pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering by $0.02 per ordinary share and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by $0.98 per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of December 31, 2023, the differences between our shareholders as of December 31, 2023, and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid at an assumed initial public offering price of $11.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share
	Number	Percent	Amount	Percent
(in thousands, except share, per share and percent data)
Existing shareholders	26,361,214	98.1%	$103,614	95.0%	$3.93
New investors	500,000	1.9%	$5,500	5.0%	$11.00
Total	26,861,214	100.0%	$109,114	100.0%

A $1.00 change in the assumed public offering price of $11.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, would, increase or decrease, as applicable, the consideration paid by new investors, total consideration paid by all shareholders, average price per ordinary share paid by new investors, and average price per ordinary share paid by all shareholders by $0.5 million, $0.5 million, $1.00 and $0.02, respectively, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The discussion and tables above also assume no exercise of any outstanding share options outstanding as of the date of this prospectus. As of the date of this prospectus, there are 3,369,848 ordinary shares issuable upon exercise of outstanding share options at a weighted average exercise price of $0.63 per ordinary share, and there were 47,500 ordinary shares available for future issuance upon exercise of future grants under our equity incentive plans upon the completion of this offering. To the extent that any of these options are exercised, there will be further dilution to new investors. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

(20) Revise the fifth and sixth paragraphs on page 68 as follows:

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (ii) in entertain original actions brought in the Cayman Islands to impose liabilities against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States so far as the liabilities imposed by those provisions are penal in nature.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgement of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgement of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided that such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final and conclusive; (d) is not in respect of taxes, a fine or penalty; (e) is not inconsistent with a Cayman Islands judgment in respect of the same matter; and (f) is not impeachable on the grounds of fraud and was not obtained in a manner, and is not a kind the enforcement of which, is contrary to natural justice or the public policy of the Cayman Islands.

(21) Revise the fourth paragraph under “Overview” of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 69 as follows:

We have funded our operations to date primarily through equity and debt financing and licensing arrangements. We have received net proceeds of $65.9 million from the sale of preferred shares, $17.2 million from the issuance of convertible promissory notes through December 31, 2023, and $5.2 million from the issuance of convertible promissory notes subsequent to December 31, 2023. Subsequent to December 31, 2023, we entered into a short-term loan agreement with a financial institution and a loan agreement with a related party in the principal amounts of $0.7 million and $0.3 million, respectively. During the year ended December 31, 2023, we recognized an aggregate of approximately $8.6 million payment primarily due to the upfront payment and consulting services payment we received from Yantai Yitai Pharmaceutical Technology Co., Ltd. (“Yitai”), a wholly-owned subsidiary of our collaboration partner and related party, Yantai Dongcheng Biochemicals Co., Ltd (together with its subsidiaries, “Dongcheng Pharma”) pursuant to our license and collaboration arrangements with Yitai. As of December 31, 2023, we had $1.6 million in cash.

(22) Revise the first sentence of the fifth paragraph under “Overview” of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 69 as follows:

We have incurred significant operating losses since our inception – our total comprehensive loss was $28.5 million and $28.7 million for the years ended December 31, 2023 and 2022, respectively.

(23) Revise the last paragraph under “Overview” of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 70 as follows:

On January 17, 2023, we entered into a business combination agreement (the “Business Combination Agreement”) with Ross Acquisition Corp II (“RAC”), a publicly traded special purpose acquisition company (“SPAC”), APRINOIA Therapeutics Holdings Limited (“PubCo”), APRINOIA Therapeutics Merger Sub 1, Inc., a direct wholly-owned subsidiary of PubCo, APRINOIA Therapeutics Merger Sub 2, Inc., a direct wholly-owned subsidiary of RAC, and APRINOIA Therapeutics Merger Sub 3, Inc., a direct wholly-owned subsidiary of RAC (collectively, the “Business Combination”). In connection with the Business Combination, we and RAC entered into an advance agreement (the “Advance Agreement”), pursuant to which, we advanced an aggregate of $990,000 to RAC’s trust account during the year ended December 31, 2023. On August 21, 2023, we and RAC terminated the Business Combination Agreement in a mutual decision. As a result of the termination, the Business Combination Agreement is of no further force and effect, with the exception of the specified provisions in Section 11.02 of the Business Combination Agreement – Effect of Termination, which shall survive the termination of the Business Combination Agreement and remain in full force and effect in accordance with their respective terms. As a result of the termination of the Business Combination, we expensed approximately $2.7 million in capitalized deferred operating costs related to the Business Combination within the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2023. In addition, we wrote off the aggregate advance payments made to RAC of $990,000 in general and administrative expense within the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2023. RAC and its affiliates are no longer considered related parties to us subsequent to the termination of the Business Combination Agreement.

(24) Revise the first sentence of the first paragraph under “Significant Components of Our Results of Operations” of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 70 as follows:

We currently generate revenue through our product licensing by providing our third-party and related party licensees with the right to access our product candidates, through providing our data and documentation for certain clinical research and studies, and through providing consulting services for product development.

(25) Revise the table summarizing the Company’s results of operations on page 72 as follows:

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands, except percentages)
Revenue	$513	$394	$119	30
Revenue - related party	8,556	—	8,556	—
Total revenue	9,069	394	8,675	2,202
Operating expenses
Research and development	16,980	21,617	(4,637)	(21)
General and administrative	16,296	7,041	9,255	131
Total operating expenses	33,276	28,658	4,618	16
Loss from operations	(24,207)	(28,264)	4,057	(14)
Other (expense) income:
Interest expense, net	(4,019)	(67)	(3,952)	5,899
Changes in fair value of derivative liabilities	379	—	379	—
Other income, net	117	117	—	—
Total other income (expense)	(3,523)	50	(3,573)	(7,146)
Loss before income taxes	(27,730)	(28,214)	484	(2)
Provision for income taxes	(887)	(17)	(870)	5,118
Net loss	$(28,617)	$(28,231)	$(386)	1

(26) Replace “Comparison of the Six Months Ended June 30, 2023 and 2022” and “Comparison of Years Ended December 31, 2022 and 2021” with “Comparison of Years Ended December 31, 2023 and 2022” on pages 73 and 74 as follows:

Revenue
Revenue for the year ended December 31, 2023 was $9.1 million, compared to $0.4 million for the year ended December 31, 2022. The net increase of $8.7 million was primarily due to the upfront payment and services payment we received from Yitai pursuant to our license and collaboration arrangements with Yitai.
Operating Expenses
Research and Development Expenses
The following table summarizes our research and development expenses for the years ended December 31, 2023 and 2022:

	For the Year Ended December 31,
	2023	2022	Change	%
	(in thousands, except percentages)
Outsourced research services	$7,602	$12,583	$(4,981)	(40)
Personnel expenses (including share-based compensation)	5,928	6,072	(144)	(2)
Facilities and lab supplies	1,548	1,332	216	16
Legal, professional and consulting fees	849	893	(44)	(5)
Other expenses	1,053	737	316	43
	$16,980	$21,617	$(4,637)	(21)

Research and development expenses for the year ended December 31, 2023 were $17.0 million, compared to $21.6 million for the year ended December 31, 2022. The decrease of $4.6 million was primarily due to a decrease of $5.0 million in outsourced research services as we reduced the utilization of third-party service providers in research and development activities to conserve cash.
General and Administrative Expenses
The following table summarizes our general and administrative expenses for the years ended December 31, 2023 and 2022:

	For the Year Ended December 31,
	2023	2022	Change	%
	(in thousands, except percentages)
Personnel expenses (including share-based compensation)	$7,668	$3,549	$4,119	116
Legal, professional and consulting fees	7,120	2,709	4,411	163
Facilities and office supplies	522	412	110	27
Other expenses	986	371	615	166
	$16,296	$7,041	$9,255	131

General and administrative expenses for the year ended December 31, 2023 were $16.3 million, compared to $7.0 million for the year ended December 31, 2022. The increase of $9.3 million was primarily due to (i) an increase of $4.1 million in employee compensation for our general and administrative personnel as a result of additions to our executive team, including a $1.5 million increase in non-cash share-based compensation expense, (ii) an increase of $4.4 million in legal, professional and consulting fees related to the terminated business combination and the proposed initial public offering, including the write off of $1.0 million in advance payments to RAC, (iii) an increase of $0.1 million in facilities and office supplies, and (iv) an increase of $0.6 million in other expenses primarily due to a $0.4 million increase in system-related service fees.

Other (Expense) Income

Interest Expense, Net

Interest expense, net for the year ended December 31, 2023 was $4.0 million, compared to $0.1 million for the year ended December 31, 2022. This increase of $3.9 million was primarily due to non-cash interest expense accrued on the convertible promissory notes issued in 2022 and 2023.

Changes in Fair Value of Derivative Liabilities

Changes in fair value of derivative liabilities for the year ended December 31, 2023 were $0.4 million, compared to $0 for the year ended December 31, 2022. This increase of $0.4 million reflects the changes in the fair value of the embedded redemption features at issuance of the respective convertible promissory notes and each reporting period.

Other Income, Net

Other income, net remained relatively stable at $0.1 million for the years ended December 31, 2023 and 2022.

Provision for Income Taxes

Provision for income taxes of $0.9 million and $0.02 million for the years ended December 31, 2023 and 2022, respectively, was generated as a result of taxable income in the United States and Japan. The increase of $0.9 million was primarily due to taxable income earned in Japan in connection with the Yitai License Agreement entered in 2023.

Net Loss

As a result of the foregoing, we had a net loss of $28.6 million and $28.2 million for the years ended December 31, 2023 and 2022, respectively.

(27) Revise the first paragraph under “Liquidity and Capital Resources” of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 74 as follows:

We do not currently have any approved products and have not generated any revenue from product sales. We have funded our operations to date primarily through equity and debt financing and licensing arrangements. We have received net proceeds of $65.9 million from the sale of preferred shares, $17.2 million from the issuance of convertible promissory notes through December 31, 2023, and $5.2 million from the issuance of convertible promissory notes subsequent to December 31, 2023. Subsequent to December 31, 2023, we entered into a short-term loan agreement with a financial institution and a loan agreement with a related party in the principal amounts of $0.7 million and $0.3 million, respectively. During the year ended December 31, 2023, we recognized an aggregate of approximately $8.6 million payment primarily due to the upfront payment and consulting services payment we received from Yitai pursuant to our license and collaboration arrangements with Yitai. As of December 31, 2023, we had $1.6 million in cash.

(28) Replace the disclosure under “Cash Flows” of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 76 as follows:

The following table shows a summary of our cash flows for the years ended December 31, 2023 and 2022:
	Years Ended December 31,
	2023	2022
	(in thousands)
Net cash used in operating activities	$(14,739)	$(17,237)
Net cash used in investing activities	(1,167)	(2,016)
Net cash provided by financing activities	16,288	11,354
Effect of exchange rates on cash	(25)	(554)
Net increase (decrease) in cash	$357	$(8,453)

Operating Activities

Net cash used in operating activities in the year ended December 31, 2023 consisted primarily of a net loss of $28.6 million, as adjusted for certain non-cash items of $11.2 million, primarily including non-cash interest expense of $4.1 million associated with convertible promissory notes, share-based compensation expense of $3.2 million, the write-off of deferred offering costs of $2.7 million, advance payments to RAC of $1.0 million under the Advance Agreement, and depreciation expense of $0.4 million, offset by the changes in fair value of derivative liabilities of $0.4 million. The net cash used in operating activities also included a net increase in operating assets and liabilities of $2.6 million for the year ended December 31, 2023, which was primarily attributable to an increase in accrued expenses and other current liabilities of $2.0 million and an increase in accounts payable of $0.6 million.

Net cash used in operating activities in 2022 consisted primarily of a net loss of $28.2 million, as adjusted for certain non-cash items, primarily including a net increase in operating assets and liabilities of $8.6 million and share-based compensation expense of $1.9 million. The increase in operating assets and liabilities was primarily attributable to an increase in accounts payable of $7.9 million.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2023 was $1.2 million, consisting of purchases of property and equipment of $0.2 million and advance payments to RAC under the Advance Agreement of $1.0 million.

Net cash used in investing activities for the year ended December 31, 2022 was $2.0 million, consisting of purchases of property and equipment.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2023 was $16.3 million, consisting primarily of proceeds from short-term borrowings of $1.4 million, proceeds from the exercise of share options of $0.3 million, proceeds from issuance of convertible promissory notes of $15.7 million, including $3.3 million proceeds from related party convertible promissory notes, and proceeds from related party payables of $1.5 million. These financing cash inflows were partially offset by the repayment of short-term borrowings of $1.4 million, and repayment of related party payables of $1.2 million.

Net cash provided by financing activities for the year ended December 31, 2022 was $11.4 million, consisting primarily of proceeds from issuance of preferred shares of $9.0 million, proceeds from short-term borrowings of $1.5 million, proceeds from issuance of convertible promissory notes of $1.4 million, including $1.0 million proceeds from a related party convertible promissory note, and proceeds from related party payables of $0.9 million. These financing cash inflows were partially offset by the repayment of short-term borrowings of $0.7 million, and cash settlements related to deferred offering costs associated with the aforementioned terminated business combination of $0.7 million.

(29) Replace the disclosure under “Subsequent Events” of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on pages 77 and 78 as follows:

Changes to Management and Board of Directors

Effective on June 4, 2024, our General Counsel, Lana Gladstein, resigned from the Company to pursue other opportunities.

On March 14, 2024, Michael Hui Xin submitted his resignation from our Board. His resignation will become effective upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part. In addition to Mr. Hui’s resignation, on April 1, 2024, our board approved the appointment of three new independent directors, Jonathan Lieber, Ling Zeng and Walter Lau, each effective upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part.

2024 Incentive Plan and Employee Stock Purchase Plan

On March 6, 2024, our board adopted the 2024 Equity Incentive Plan (the “2024 Plan”) and 2024 Employee Stock Purchase Plan (the “ESPP”) to be in effect upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part. Pursuant to the 2024 Plan and the ESPP, a sum of 2,813,000 shares plus any shares available for issuance under the prior plans and 280,000 shares are initially reserved for initial issuance, respectively, which will increase as defined in the plans.

Subsequent Short-Term Borrowing

On December 27, 2023, we entered into a short-term loan agreement with a financial institution in the principal amount of RMB 5.0 million or USD $0.7 million (using the exchange rate in effect on December 27, 2023), maturing in December 2024, which funds were received on January 1, 2024. The bank loan bears interest at a fixed rate of 4.8% and such interest is payable on a monthly basis. In addition, this bank loan is guaranteed by the Chairman of the Board.

Related Party Loans

We entered into three loan agreements with Dr. Ming-Kuei Jang, our co-founder, chairman of the board and former Chief Executive Officer, in 2022. These loans bear an interest rate of 5% and matured in 2023. Upon the maturity of the loans, the Board approved an extension of these loans through 2024. In August 2024, the Board approved extensions of these loans into 2027 and an increase in the interest rate to 7%.

On April 30, 2024, we entered into a loan agreement with Dr. Jang, in the principal amount of RMB 2.0 million or USD $0.3 million (using the exchange rate in effect on April 30, 2024), which funds were received on May 13, 2024. The loan bears interest at 7.0% per annum and matures one year after the effective date of the loan.

Issuance and Renewal of Convertible Promissory Notes

On December 21, 2023, a convertible promissory note that was issued to one of our officers for consideration of $0.1 million matured. On January 24, 2024, we fully repaid the note in the amount of $0.1 million, including interest. On January 9, 2024, we issued convertible promissory notes to two related party investors in the aggregate principal amount of $4.0 million. Each note bears a simple interest rate of 8% per annum and is due one year after the date of the note issuance. The terms of these notes are substantially the same as those issued to other investors, including optional-conversion terms upon the occurrence of aforementioned specific conversion events.

On January 12, 2024, a convertible promissory note that was issued for consideration of $7.5 million matured. The noteholder agreed to extend the note to February 15, 2024 with an increase in the simple interest rate from 5% to 12.5% per annum. On February 15, 2024, we executed a security agreement with the noteholder, which granted a security interest in and to certain collateral of ours in order to secure the obligations of the convertible promissory note, which was extended to January 31, 2025, at 12% interest rate per annum. All other material terms of this note have remained unchanged pursuant to its original convertible note purchase agreement. A copy of the security agreement with such note holder is attached as Exhibit 10.22 to this registration statement of which this prospectus forms a part.

In January and February 2024, we renewed two convertible promissory notes with the aggregate principal amount of $3.3 million with related parties. We further renewed a convertible promissory note with a principal amount of $0.1 million with a third-party investor in February 2024. The simple interest rate of these notes has increased from 5% to 8% per annum. The notes are due one year after their respective refinance date. All other terms of these notes have remained unchanged pursuant to their respective original convertible note purchase agreement.

On May 23, 2024, we renewed two convertible promissory notes with the aggregate principal amount of $4.4 million, each of which bears an increased simple interest of 8% per annum from the date of renewal, and is due one year after the renewal date of such note.

On June 24, 2024, we issued a convertible promissory note to a new investor for consideration of $0.04 million, which bears a simple interest rate of 8% per annum and is due one year after the date of note issuance.

On July 18, 2024, we issued a convertible promissory note to a new investor for consideration of $0.2 million, which bears a simple interest rate of 8% per annum and is due one year after the date of note issuance.

On August 29, 2024, we issued a convertible promissory note to a new investor for consideration of $1.0 million, which bears a simple interest rate of 8% per annum and is due one year after the date of note issuance.

(30) Remove “However, most of our expenses are incurred in U.S. dollars, and the majority of our cash is held in U.S. dollars.” from the disclosure under the heading “Qualitative and Quantitative Disclosure about Market Risk – Foreign Exchange Risk” on page 78.

(31) Replace the third sentence of the paragraph under the heading “Qualitative and Quantitative Disclosure about Market Risk – Interest Rate Risk” on page 78 with the following:

As of December 31, 2023 and 2022, we had cash of $1.6 million and $1.2 million, and short-term borrowings of $1.4 million and $1.5 million respectively. Subsequent to December 31, 2023, we entered into a short-term loan agreement with a financial institution in the principal amount of $0.7 million.

(32) Revise the last paragraph under the heading “Revenue Recognition” on page 80 as follows:

We currently generate revenue through our product licensing by providing third-party and related party licensees with the right to access our product candidates, through providing data and documentation for certain clinical research and studies, and through providing consulting services for product development. All revenues that are earned and received in mainland China are subject to a Chinese value-added tax (“VAT”) at applicable tax rates of gross proceeds. We report applicable revenues net of the Chinese VAT for all the periods presented in the accompanying consolidated statements of operations and comprehensive loss. An entity that is a VAT general taxpayer is allowed to offset qualified input VAT on purchases against its output VAT liabilities. The VAT payable is reflected in accrued expenses and other current liabilities while the VAT receivable is reflected in prepaid expenses and other current assets in the accompanying consolidated financial statements.

(33) Add the following sentence to the heading “Research and development services arrangements” on page 81:

In addition, we provide consulting services to assist certain licensee’s product development. Consulting service revenues are generally recognized at a point-in-time when services are provided.

(34) Add the following disclosure to the heading “Share-Based Compensation” on pages 81 and 82:

We also assess additional objective and subjective factors that we believe are relevant and which may have changed from the date of the most recent third-party valuation through the date of the grant.

The assumptions we used in the valuation model are based on future expectations combined with management judgement, with inputs of numerous objective and subjective factors, to determine the fair value of our equity value, including the following factors:

•	our stage of development;

•	progress of our research and development efforts;

•	the impact of significant corporate events or milestones;

•	material risks related to the business;

•	our actual operating results and financial condition, including our level of available capital resources;

•	rights, preferences and privileges of the preferred shares relative to those of the ordinary shares;

•	equity market conditions affecting comparable public companies;

•
the likelihood and potential timing of achieving a liquidity event for the holders of ordinary shares underlying our equity awards, such as an initial public offering, given prevailing market conditions; and

•	that the grants involved illiquid securities in a private company.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our equity-based compensation could be materially different.

Following the closing of this offering, the fair value of our ordinary shares will be determined based on the quoted market price of our ordinary shares.

The following table sets forth the fair value of our ordinary shares estimated at the grant date during the financial statements period presented in this prospectus with assistance from the third-party valuation specialist:

Grant Date	Per Share Fair Value of Ordinary Shares on Grant Date
August 15, 2022	$1.734
February 1, 2023	$3.673
March 15, 2023	$3.734
July 17, 2023	$6.428
December 1, 2023	$9.474

(35) Replace references to “convertible notes” with “convertible promissory notes” on page 82.

(36) Remove reference to “demonstrated to have a favorable safety profile” from page 93.

(37) Revise the description of the future clinical plan for APN-1607 as diagnostic imaging agent in AD on page 100 as follows:

We plan to approach the FDA in the first half of 2025 to request that this Phase 2 clinical trial be converted to a single, pivotal, Phase 3 clinical trial as a basis for approval of APN-1607 as diagnostic imaging agent in AD.

(38) Revise the description of the future clinical plans for APN-1607 in PSP in the United States, Europe, the United Kingdom, Japan and Taiwan on pages 100 and 101 as follows:

The FDA granted a Study May Proceed letter on December 8, 2023, for a Phase 3 trial to evaluate the efficacy and safety of APN-1607 as a diagnostic marker in patients suspected to have PSP. We plan to launch a prospective multicenter trial in approximately 130 patients with suspected PSP, atypical Parkinsonism disorder, and PD. A visual read method will be used establish the diagnosis of PSP in those patients who show the expected pattern of APN-1607 uptake in brain regions typically affected with PSP. We plan to implement this trial in the fourth quarter of 2024 in the United States, Europe, the United Kingdom, Japan and Taiwan. On May 8, 2024, the FDA granted “fast track” designation to APN-1607, underscoring the significant unmet medical need for a diagnostic marker for the early diagnosis of PSP and potentially other tau-related and neurodegenerative diseases, including AD. Fast track designation is designed to facilitate the development and expedite the review of product candidates that demonstrate the potential to address an unmet medical need, with the goal of advancing important new diagnostic and treatment options to patients more quickly than traditional regulatory routes. Once a drug candidate receives fast track designation, early and frequent communication with the FDA, including discussions around the product candidate's development plan and regulatory review process are ensured. If the relevant criteria are met, the product candidate may be eligible for Accelerated Approval and Priority Review by the FDA. Fast track designation, however, does not guarantee an accelerated review by the FDA or an increased likelihood that a product candidate will receive approval. See “Risk Factors — A fast track, breakthrough therapy or other designation by the FDA may not actually lead to a faster development or regulatory review or approval process.”

(39) Revise the graphics and description of the preclinical results of APNmAb005 on pages 104-106 as follows:

One of the lessons learned from the development of anti-amyloid antibody in the past 20 years is the importance of selective binding to disease relevant proteins, which reduces side effects but also allows for more effective treatment. As shown in the figure below, APNmAB005 shows selective binding to pathological forms of tau in AD brains but not normal tau. The data is a representative of at least three independent dot blot binding assays and error bars are the standard deviations of three replicates in the experiment (Two-way ANOVA, **** p < 0.0001).

Source: Company information

Evidence for a pharmacodynamic effect for APNmAb005 is shown in the figure below, where APNmAB005 is shown to dose dependently block tau seeding in a cellular assay. It is believed that pathological tau released to extracellular space entering normal cells can act as seed to promote tau aggregate development and contribute to disease progression. In this experiment incubation of tau from brain lysates led to the development of tau aggregates as detected by antibody staining (green spots in upper panels) while co-incubation with APNmAb005 significantly reduced the tau aggregates. The graph on the right is representative of more than three independent runs of quantification of tau aggregates by high content imaging analysis. Error bars represent standard deviation of images from n=9 replicate wells in 96-well plate (Two-tailed t-test, p<0.0001).

Source: Company information

In addition, as shown in the figure below, chronic administration of APNmAb005 significantly ameliorates the neuronal loss in CA1 region in rTg4510 mice, an animal model that genetically overexpresses tau. A high dose of APNmAb-005 can neutralize the secreted tau and reduce the synaptic loss. On the left is the representative immunostaining with NeuN antibody and on the right is the image quantification. The group size n=15 was designed to achieve 80% power of the study and the statistics was using one-way ANOVA in GraphPad Prism software (*: p < 0.05; **: p < 0.01).

Source: Company information

(40) Revise the graphic and description of the preclinical results of tau PROTAC degrader on pages 108-109 as follows:

Preclinical Results and Plans

Using our cellular tau degrader assay we have identified compounds that may selectively degrade the pathological tau aggregates while sparing the native (healthy) tau. As shown below, these results were confirmed in a rat primary neuron assay. Our lead compound (TPD-3) has demonstrated in vivo degradation activity in a mouse tauopathy model. Our current effort is focusing on further screening and optimizing the physicochemical properties of tau degraders with the goal to identify lead candidates for IND-enabling preclinical studies and eventual clinical development. The cellular assays in A and B are representatives of more than three independent runs and error bars are SD of n=3 replicates in one experiment. The graph in C is the preliminary study of a single intravenous dose at 25 mg/kg.

A. TPD-3 drives dose dependent degradation of tau aggregate in HEK293 TauP301L cell.

B. TPD-3 mediated degradation E3 is ligase dependent and selective for tau aggregates while sparing total tau. P<0.001, unpaired t-test.

C. Tau reduction by TPD-3 in rTg4510 tau transgenic mice (n=11/group. p < 0.05, unpaired t-test)

% Aggregated Tau Degradation
100
50
0
DC50=40 nM
0.0001
0.001
0.01
0.1
1
10
Log [TPD-3] (μM)
HEK293 Tau Cells
E3 KO HEK293 Tau Cells
**
Tau (% vehicle control)
120
100
80
60
40
20
0
Total Tau
Aggregated Tau
Aggregated Tau in E3 KO cells
10 μM TPD-3
Insoluble 64-kD Tau (Normalized by GAPDH)
2.0
1.5
1.0
0.5
0.0
*
Vehicle
TPD-3

(41) Revise the graphic and description of the preclinical results of α-Syn degraders on pages 109-110 as follows:

Preclinical Results

We have developed a human dopaminergic neuronal model to test α-Syn soluble oligomer degradation with our compounds. Upon screening with our proprietary degrader library, we have identified several α-Syn degraders as shown in A and B below, which demonstrate characteristics of a PROTAC-based mechanism resulting in proteasome-mediated degradation as shown in C. The cellular data here are representative of more than three independent runs and error bars are standard deviation from three replicate wells in a 96-well plate. Our lead Compound (TPD-2) has also shown degradation of α-Syn in a transgenic mouse model expressing human wild-type α-Syn after given a single intravenous dose at 25 mg/kg. Our current effort, including toxicology studies, is focusing on optimizing the drug properties of our degrader for preclinical candidate selection and eventual clinical development.

Source: Company information

(42) Revise the description of the Company’s research collaboration agreement with Lundbeck and Abbvie on pages 110 and 111 as follows:

On December 20, 2018, we entered into the Research Collaboration Agreement, as amended and restated from time to time, with Lundbeck and Abbvie (the “Research Collaboration Agreement”), pursuant to which the three parties are collaborating on Stage 1 of the project (the “Project”) to evaluate and develop α-Syn PET tracers, designed to reveal the brain accumulation of pathological α-synuclein proteins, a hallmark for α-synucleinopathies such as PD and MSA. We granted Lundbeck and Abbvie, during the term of the Research Collaboration Agreement, a paid-up, non-exclusive, worldwide, non-transferable right to use our experimental α-Syn PET tracer compounds and our related pre-existing intellectual property. The Project is conducted under the direction of individual principal investigators designated by each party, and each party is responsible for using commercially reasonable efforts to carry out its respective activities at its own cost. All arising intellectual properties, including any discoveries, inventions, improvements, know-how and further development which solely relates to the compounds used by any party under the Research Collaboration Agreement (the “Arising IP”), will be owned solely by us. Each party shall own all results (the “Results”), including but not limited to, data including raw data, information, analysis, documents, reports, know-how, discoveries, inventions and improvements generated by the parties during the term of the agreement through conduct of the Project, except for Arising IP. Each party grants to the other parties a worldwide, perpetual, non-exclusive, paid-up license to use the party’s results and write reports summarizing such Results for any purpose. Upon completion of Stage 1, Lundbeck and Abbvie have an option to continue the collaboration into Stage 2 on the terms to be negotiated. Under the Research Collaboration Agreement, the parties have the option to enter into a further development of a clinical candidate. The Research Collaboration Agreement shall remain in full force and effect until the earlier of (i) completion of the Project, (ii) December 31, 2024 or (iii) termination by one party on certain days prior written notice to the other parties.

(43) Add the following to the description of the Company’s assignment and consulting service agreement with Dongcheng Pharma and Yitai on page 112:

In addition, on December 12, 2023, we entered into the Consulting Service Agreement (the “Phase III Clinical Trial Consulting Services Agreement”) with Yitai, pursuant to which we agreed to provide additional consulting services for product development based on a fixed contractual rate per hour for services provided.

(44) Revise the description of the Company’s employees on page 114 as follows:

We had 67 and 64 full-time employees as of December 31, 2022 and 2023, respectively. Of the 64 full-time employees as of December 31, 2023, 21 hold M.D. and/or Ph.D. degrees, 39 were engaged in research and development activities and 25 were engaged in business development, finance, information systems, facilities, human resources or administrative support. Approximately 18 of our employees are located in the United States, 25 of them in China, 17 in Hong Kong and Taiwan, and 4 in Japan. None of our employees are subject to a collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any material disputes with our employees in our history.

(45) Revise the description of the Company’s facilities on page 114 as follows:

We are headquartered in Cambridge, Massachusetts. We currently lease office space, which serves as our corporate offices for administrative and clinical operations in Cambridge, Massachusetts. We also lease a total of approximately ten thousand square feet of space in Japan, China and Hong Kong for administrative offices, research facilities, laboratories and warehousing. We believe that our existing facilities will be sufficient for our needs for the foreseeable future.

(46) Revise the table of directors and executive officers on page 126 as follows:

Name	Age	Position(s)
Ming-Kuei Jang, Ph.D.	52	Chairman of the Board of Directors
Mark S. Shearman, Ph.D.	62	Director and Chief Executive Officer
Michael Xin Hui, M.B.A.*	52	Director
Zhigang Luo, M.B.A.	53	Director
Roger James Pomerantz, M.D., F.A.C.P.	66	Director
Ling Zeng, J.D.**	55	Independent Director
Jonathan Lieber, M.B.A.**	54	Independent Director
Walter Lau, Ph.D.**	55	Independent Director
Bradford A. Navia, M.D., Ph.D.	69	Chief Medical Officer
Brian Achenbach, M.B.A.	59	Chief Financial Officer

*	Mr. Michael Xin Hui will resign from our board of directors upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.
**
Each of Ms. Ling Zeng, Mr. Jonathan Lieber and Dr. Walter Lau has accepted our appointment to be a director of the company upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(47) Add the following biographic disclosure on page 127:

Ling Zeng, J.D. will serve as our independent director upon the effectiveness of our registration statement. Ms. Zeng has served as the Chief Legal and Administrative Officer for Omega Therapeutics (Nasdaq: OMGA) since 2022. Prior to that, she served as the Chief Legal Officer and Secretary for Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA, acquired by Novo Nordisk in 2021) from 2020 to 2022. Prior to Dicerna, Ms. Zeng served as the Deputy Head Legal, Group M&A for Novartis AG from 2017 to 2020 primarily responsible for global merger and acquisition (M&A) transactions for the Novartis Group including all business units and regions. Prior to Novartis, Ms. Zeng held several senior-level positions at Bausch Health Companies, Inc. from 2009 to 2017, with her last position as Vice President and General Counsel for Europe, the Middle East and Africa (EMEA). She also served as the Associate General Counsel for Penwest Pharmaceuticals Co., Inc. (Nasdaq: PPCO, acquired by Endo Pharmaceuticals in 2010) from 2006 to 2009 and the Associate Counsel for Barr Laboratories, Inc. (NYSE: BRL, acquired by Teva Pharmaceuticals in 2008) from 2002 to 2006. Earlier in her career, Ms. Zeng was an associate at Cleary Gottlieb Steen & Hamilton LLP from 1999 to 2002. Prior to her legal career, Ms. Zeng was a research associate responsible for drug and antibody development. Ms. Zeng holds a J.D. from Georgetown University where she graduated cum laude. She also holds a M.S. in biophysics from Brandeis University and a B.S. in physics from Peking University where she graduated with honors.

Jonathan Lieber, M.B.A. will serve as our independent director upon the effectiveness of our registration statement. Mr. Lieber has almost 30 years of experience in financial and executive management at emerging and growth-stage healthcare companies, as well as in investment banking. He is currently the Chief Financial Officer for Rallybio Corporation (Nasdaq: RLYB) and has been a member of the board of directors of Salarius Pharmaceuticals, Inc. (Nasdaq: SLRX). Prior to Rallybio, he served as the Chief Financial Officer for Applied Genetic Technologies Corporation (Nasdaq: AGTC, acquired by Syncona Limited in 2022) from 2021 to 2022. Prior to AGTC, Mr. Lieber served as the Chief Financial Officer for several public and private life sciences companies where he led multiple capital raises including three IPOs and several additional public and private equity and debt financings. Mr. Lieber started his career in investment banking having initially worked in the leveraged finance, gaming and lodging and healthcare groups at Salomon Brothers Inc and the healthcare group at Cowen and Company/SG Cowen. He holds an M.B.A. in finance from New York University Stern School of Business and a B.S. in business administration and finance from Boston University.

Walter Lau, Ph.D. will serve as our independent director upon the effectiveness of our registration statement. Dr. Lau has served as the Chief Executive Officer for Seven and Eight Biopharmaceuticals Inc. from 2017 to 2023 where he is responsible for leading the global immune-oncology biotech. Prior to that, Dr. Lau served as an independent director for Taiwan Liposome Company, Ltd. (TWO: 4152, Nasdaq: TLC, acquired by Woods Investment in 2021) from 2014 to 2018 primarily responsible for board level activities. He also served as the Co-Founder, Managing Partner and Venture Partner of Cenova Capital from 2010 to 2021 and the Vice President for Fidelity Asia Ventures from 2008 to 2010, primarily responsible for investment in healthcare sectors in China. Prior to that, Dr. Lau also served as Director of Corporate Development for Onyx Pharmaceuticals from 2006 to 2008 primarily responsible for all corporate development activities with transactions ranging from M&A to product acquisition. Prior to Onyx, he served as the Associate Director of Corporate and Business Development of Bristol-Myers Squibb Company from 2002 to 2006 responsible for all aspects of business development activities. Dr. Lau was also the co-founder of Sinova Pharmaceuticals, Inc. and In Vivo, Inc. Dr. Lau holds a Ph.D. in biophysics and an M.S. in pharmaceutical chemistry from University of California, San Francisco. He holds a B.S. in chemistry from California Institute of Technology where he graduated with distinct honor.

(48) Revise the first sentence under the heading “Board of Directors” on page 128 as follows:

Our board of directors will consist of seven directors upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

(49) Revise the description of director designation on page 129 as follows:

•
Class I, which will consist of Zhigang Luo, Ling Zeng and Walter Lau, whose term will expire at our first annual general meeting of shareholders to be held after the closing of this offering or until their successors are elected and qualified;

•
Class II, which will consist of Roger James Pomerantz and Mark Steven Shearman, whose term will expire at our second annual general meeting of shareholders to be held after the closing of this offering or until their successors are elected and qualified; and

•
Class III, which will consist of Jang Ming-Kuei and Jonathan Lieber, whose term will expire at our third annual general meeting of shareholders to be held after the closing of this offering or until their successors are elected and qualified.

(50) Revise the description of board committees on pages 129-131 as follows:

Audit Committee
Our audit committee will initially consist of Jonathan Lieber, Ling Zeng and Walter Lau. Jonathan Lieber will be the chairman of our audit committee. We have determined that each of Jonathan Lieber, Ling Zeng and Walter Lau satisfies the independence requirements under Rule 5605(c)(2) of the Nasdaq Stock Market Rules, and meets the criteria for independence set forth in Rule 10A-3 of the Exchange Act. We have determined that Jonathan Lieber satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC.

The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. Our audit committee will be responsible for, among others:

•	appointment, compensation, retention, oversight and, when necessary, termination of the independent auditor;

•
annually reviewing the independent auditor’s report describing the auditing firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and our company;

•	review responsibilities, budget and staffing of our internal audit function;

•	reviewing with the independent auditor any audit problems or difficulties and management’s response;

•	reviewing, approving or ratifying and overseeing all related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K;

•	reviewing and discussing the annual audited financial statements with management and the independent auditor;

•	reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•	reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

•	discussing earnings press releases with management and the independent auditor as appropriate, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

•	discussing policies with respect to risk assessment and risk management with management and as appropriate, the independent auditor;

•
timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within US GAAP for material items that have been discussed with management and all other material written communications between the independent auditor and management;

•
establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time; and

•	meeting separately, periodically, with management, internal auditors and the independent auditor.

Compensation Committee
Our compensation committee will initially consist of Roger James Pomerantz, Jonathan Lieber and Ling Zeng. Roger James Pomerantz will be the chairman of our compensation committee. We have determined that each of Roger James Pomerantz, Jonathan Lieber and Ling Zeng satisfies the independence requirements under Rule 5605(a)(2) of the Nasdaq Stock Market Rules.
Our compensation committee will be responsible for, among others:
•	overseeing our overall compensation practices and objectives, and assessing whether our compensation practices establish appropriate incentives in light of our specific business objectives;

•	reviewing and evaluating the performance of our CEO and determining, approving or recommending the compensation of relevant executive officers;

•	reviewing and approving our executive officers’ employment agreements with us;

•	administering our equity-based compensation plans in accordance with the terms thereof; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will initially consist of Ling Zeng, Roger James Pomerantz and Walter Lau. Ling Zeng will be the chairwoman of our nominating and corporate governance committee. We have determined that each of Ling Zeng, Roger James Pomerantz and Walter Lau satisfies the independence requirements under Rule 5605(a)(2) of the Nasdaq Stock Market Rules.
The nominating and corporate governance committee will be responsible for, among others:
•	selecting and recommending to our board of directors nominees for election by the shareholders or appointment by the board;
•	reviewing and making recommendations to our board of directors concerning the current composition, size, structure and functioning of our board of directors;
•
periodically reviewing the corporate governance guidelines and code of conduct, recommending changes to the same from time to time as appropriate, and overseeing and monitoring compliance with such guidelines and code of conduct; and

•	overseeing succession planning for our board of directors and key leadership roles on our board of directors and its committees

(51) Revise the description of code of business conduct and ethics on page 131 as follows:

Prior to the closing of this offering, we will adopt a written code of business conduct and ethics, or the Code of Business Conduct and Ethics, that applies to our directors, officers and employees. We seek to conduct business ethically, honestly, and in compliance with applicable laws and regulations. Our Code of Business Conduct and Ethics sets out the principles designed to guide our business practices—compliance, integrity, respect, and dedication.

(52) Revise the description of employment agreements and indemnification agreements on pages 131-132 as follows:

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any misdemeanor involving moral turpitude, gross negligent or dishonest acts to our detriment, or willful misconduct or a continued failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon 60-day advanced written notice. In such case of termination by us, we will pay to the executive officer, in lieu of benefits under any severance plan or policy of our company, any such amount as may be agreed between us and the executive officer.
Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to publish, make known, disclose, furnish, reproduce, make available or utilize except as required in the proper performance of his or her duties in connection with the employment, any confidential information or trade secrets of us or concerning our clients or prospective clients without our prior express written approval. The executive officers have also agreed to disclose to us all inventions, designs and ideas which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all rights, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and ideas.
In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach agents, developers, real estate buyers or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors; or (iii) directly or indirectly, to solicit the employment or services of any of our employees who is known to be employed or engaged by us.
We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer.

(53) Revise the description of the Company’s equity-based incentive awards on pages 132-135 by adding reference to the 2024 Plan, updating the number of shares available for future grants under the 2022 Plan to “47,500”, and including a summary of the key terms of the 2024 Plan and 2024 Employee Share Purchase Plan as follows:

2024 Plan

We have adopted the 2024 Plan, which will be effective on the day prior to the first public trading date of our ordinary shares. The material terms of the 2024 Plan, as it is currently contemplated, are summarized below.

Share Reserve. Under the 2024 Plan, 2,813,000 ordinary shares are reserved for future issuance and the number of shares initially reserved for issuance or transfer pursuant to awards under the 2024 Plan will be increased by (i) the number of shares represented by awards outstanding under our prior plan (Prior Plan Awards), that become available for issuance under the counting provisions described in the 2024 Plan following the effective date and (ii) an annual increase on each January 1 beginning in 2025 and ending in 2034, equal to the lesser of (A) 5% of the ordinary shares outstanding on the immediately preceding calendar year and (B) such smaller number of ordinary shares as determined by our board of directors.

Administration. Our board of directors or a committee to the extent that the board of directors’ powers or authority under the 2024 Plan have been delegated to such committee is expected to administer the 2024 Plan.

Eligibility. Employees of our company or our subsidiaries, consultants engaged by our company or our subsidiaries or our directors may be granted awards under the 2024 Plan.

Awards. The 2024 Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted shares, restricted share units, other stock- or cash-based awards and dividend equivalents. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

2024 Employee Share Purchase Plan

We have adopted the 2024 Employee Share Purchase Plan, which we refer to as our ESPP, which will be effective on the date immediately prior to the date the registration statement relating to this offering becomes effective. The material terms of the ESPP, as it is currently contemplated, are summarized below.

Administration. Subject to the terms and conditions of the ESPP, our compensation committee will administer the ESPP. Our compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. We will bear all expenses and liabilities incurred by the ESPP administrator.

Share Reserve. The maximum number of shares of our ordinary shares which will be authorized for sale under the ESPP is equal to the sum of (i) 280,000 and (ii) an annual increase commencing on January 1, 2025 and ending in 2034, equal to the lesser of (A) 1% of the ordinary shares outstanding on the last day of the immediately preceding calendar year and (B) such smaller number of ordinary shares as determined by our board of directors.

Eligibility. Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of our subsidiaries on the first day of the offering period, or the enrollment date. Our employees (and, if applicable, any employees of our subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of shares or of one of our subsidiaries will not be allowed to participate in the ESPP.

Participation. Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation. Such payroll deductions may be expressed as a whole number percentage. However, a participant may not purchase more than 100,000 shares in each offering period and may not accrue the right to purchase shares at a rate that exceeds $25,000 in fair market value of shares (determined at the time the option is granted) for each calendar year the option is outstanding (as determined in accordance with Section 423 of the Code).

Offering. Under the ESPP, participants are offered the option to purchase shares of our common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length.

(54) Revise the table summarizing the options granted under the Company’s Incentive Plans on page 134 as follows:

Name	Ordinary Shares Underlying Options	Exercise Price ($/Share)	Date of Grant	Date of Expiration
Ming-Kuei Jang	250,000	0.400	November 1, 2018	October 31, 2023
	341,389	0.400	October 1, 2019	September 30, 2024
	805,000	0.624	November 1, 2019	October 31, 2024
	*	0.624	August 15, 2022	August 14, 2027
	700,000	0.632	August 15, 2022	August 14, 2027
Mark S. Shearman	*	0.400	November 1, 2018	October 31, 2023
	*	0.632	August 15, 2022	August 14, 2027
	*	0.632	July 17, 2023	July 16, 2028
	*	0.632	December 1, 2023	November 30, 2028
	*	0.632	February 1, 2024	January 31, 2029
	*	0.632	March 1, 2024	February 28, 2029
	*	0.632	June 18, 2024	June 17, 2029
Michael Xin Hui**	—	—	—	—

Zhigang Luo	—	—	—	—
Roger James Pomerantz	*	0.632	June 4, 2024	June 3, 2029
Ling Zeng***	—	—	—	—
Jonathan Lieber***	—	—	—	—
Walter Lau***	—	—	—	—
Bradford A. Navia	337,500	0.632	December 1, 2021	November 30, 2026
Brian Achenbach	250,000	0.632	February 1, 2023	January 31, 2028
All directors and executive officers as a group	2,979,271

*	Less than 1% of our total outstanding ordinary shares on an as-converted basis.
**	Mr. Michael Xin Hui will resign from our board of directors upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.
***
Each of Ms. Ling Zeng, Mr. Jonathan Lieber and Dr. Walter Lau has accepted our appointment to be a director of the company upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(55) Revise the description of beneficial ownership on pages 136 and 137 as follows:

The calculations in the table below are based on 26,361,214 ordinary shares outstanding on an as-converted basis as of the date of this prospectus and 26,861,214 ordinary shares issued and outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. The Selling Shareholders are under no obligation to sell any shares pursuant to the Resale Prospectus, however, for the purpose of calculating the ordinary shares beneficially owned by them and their voting power after this offering, we assume that the Selling Shareholders will sell all of the ordinary shares offered for sale pursuant to the Resale Prospectus.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%	Number	%
Directors and Executive Officers**:
Ming-Kuei Jang(1)	2,112,984	7.6%	2,112,984	7.4%
Mark S. Shearman(2)	272,230	1.0%	272,230	1.0%
Michael Xin Hui***	—	—	—	—
Zhigang Luo	—	—	—	—
Roger James Pomerantz	*	*	*	*
Ling Zeng****	—	—	—	—
Jonathan Lieber****	—	—	—	—
Walter Lau****	—	—	—	—
Bradford A. Navia(3)	337,500	1.3%	337,500	1.2%
Brian Achenbach	*	*	*	*
All Directors and Executive Officers as a Group	2,850,214	10.8%	2,850,214	10.6%

Principal Shareholders:
Entities Affiliated with Dongcheng Pharma(4)	4,810,052	18.2%	4,810,052	17.9%
Wealth Path Investments Limited(5)	2,475,000	9.4%	1,905,204	7.1%
Daiwa Taiwan-Japan Biotech Fund(6)	2,437,500	9.2%	1,876,337	7.0%
KTB China Synergy Fund(7)	2,149,067	8.2%	1,654,307	6.2%
ShangPharma Investment Group Limited(8)	1,625,750	6.2%	1,251,469	4.7%

*	Less than 1% of our total outstanding shares.
**	Except as otherwise indicated below, the business address of our directors and executive officers is 245 Main Street, 2nd Floor, Cambridge, MA 02142.
***	Mr. Michael Xin Hui will resign from our board of directors upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.
****
Each of Ms. Ling Zeng, Mr. Jonathan Lieber and Dr. Walter Lau has accepted our appointment to be a director of the company upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1)	Represents 571,082 ordinary shares held by Mr. Ming-Kuei Jang and 1,541,902 ordinary shares issuable upon the exercise of options held by Mr. Jang within 60 days of the date of this prospectus.
(2)	Represents 55,000 ordinary shares held by Mr. Shearman and 217,230 ordinary shares issuable upon the exercise of options held by Mr. Shearman within 60 days of the date of this prospectus.
(3)	Represents 337,500 ordinary shares issuable upon the exercise of options held by Mr. Bradford A. Navia within 60 days of the date of this prospectus.
(4)
Represents 963,563 ordinary shares and 3,371,805 Series C preferred shares directly held by Yantai Dongcheng Biochemicals Co., Ltd. (“Dongcheng Pharma”) and 474,684 Series C preferred shares directly held by DongCheng International (HongKong) Limited (“Dongcheng HK”), a wholly owned subsidiary of Dongcheng Pharma. The registered address of Dongcheng Pharma is No.7 Chang Bai Shan Road, Yantai Economic and Technological Development Zone, Shandong Province, China, and the registered address of Dongcheng HK is Room 413, 4/F, Lucky Centre, 165-171 Wan Chai Road, Wan Chai, Hong Kong. Dongcheng Pharma is a company publicly listed on the Shenzhen Stock Exchange (stock code: 002675).

(5)
Represents 2,475,000 ordinary shares held by Wealth Path Investments Limited (“Wealth Path”). Wealth Path is wholly owned by Mr. Spencer Lee. By virtue of being the controlling shareholder and the director of Wealth Path, Mr. Spencer Lee may be deemed to have beneficial ownership over shares held by Wealth Path. The registered address of Wealth Path is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(6)
Represents 1,500,000 ordinary shares and 937,500 Series B preferred shares directly held by Daiwa Taiwan-Japan Biotech Fund (“Daiwa”). DCI Partners Co., Ltd. (“DCIP”) is the general partner of Daiwa. The voting and investment power of shares held by Daiwa is exercised by majority vote of an investment committee consisting of DCIP’s employees, each of whom disclaims beneficial ownership for the shares held by Daiwa, except to the extent of any pecuniary interest therefrom. The principal business address of Daiwa is 1-9-1 Marunouchi, Chiyoda-ku, Tokyo, 100-6756, Japan.

(7)
Represents 1,562,500 Series B preferred shares, 400,000 Series Pre-C preferred shares and 186,567 Series C preferred shares directly held by KTB China Synergy Fund (“KTB”). The voting and investment power of shares held by KTB is exercised by its general partner, Woori Venture Partners, which disclaims beneficial ownership for the shares held by KTB. The principal business address of KTB is 670 Daewangpangyo-ro, Bundang-gu, Seongnam-si, Gyeonggi-do 10FL, USpace 2A dong, Republic of Korea.

(8)
Represents 1,313,250 ordinary shares and 312,500 Series B preferred shares directly held by ShangPharma Investment Group Limited (“ShangPharma”). The voting and investment power of shares held by ShangPharma is exercised by its managing director, Mr. Michael Xin Hui. The registered address of ShangPharma is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, we have 641,250 ordinary shares held by record holders in the United States, representing approximately 2.4% of our total issued and outstanding shares on an as-converted basis. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

(56) Revise the description of the related party transactions under the heading “Transactions with Dr. Ming-Kuei Jang,” “Loan Agreement with the Chief Financial Officer of the Company,” “Deferred Pay for Executive Officers and Employees,” “Convertible Promissory Note Agreement with Various Related Parties” on pages 138-139 as follows:

Transactions with Dr. Ming-Kuei Jang
Loan Agreements with Dr. Ming-Kuei Jang

We entered into three loan agreements with Dr. Ming-Kuei Jang, our co-founder, chairman of the board and former Chief Executive Officer, in 2022. These loans bear an interest rate of 5% and matured in 2023. Upon the maturity of the loans, the Board approved an extension of these loans through 2024. In August 2024, the Board approved extensions of these loans into 2027 and an increase in the interest rate to 7%. As of December 31, 2023 and 2022, we recorded an aggregate loan balance of $952,000 and $899,000 and an interest payable of $12,000 and $5,000, respectively, within related party payable on the consolidated balance sheet in connection with these three loan agreements.
For the years ended December 31, 2023 and 2022, we incurred interest expense of $15,000 and $5,000, respectively, related to these loan balances.
On April 30, 2024, we entered into a loan agreement with Dr. Jang in the principal amount of RMB 2.0 million or approximately $276,000 (using the exchange rate in effect on April 30, 2024), which funds were received on May 13, 2024. The loan bears interest at 7.0% per annum and matures one year after the effective date of the loan.
Bank Loans Guaranteed by Dr. Ming-Kuei Jang
As of December 31, 2023 and 2022, the 2023 Bank Loans of $1,408,000 and the 2022 Bank Loans of $1,450,000 were guaranteed by Dr. Ming-Kuei Jang. The 2022 June Bank Loan bore interest at a LPR plus 0.1%. The 2022 July Bank Loan bore interest at a fixed rate of 4.35%. The 2023 Bank Loans bear interest at a LPR minus 0.45%. Interest on the 2023 Bank Loans and the 2022 Bank Loans are payable on a monthly basis. The 2023 Bank Loans and the 2022 Bank Loans are repayable within one year from their respective issuance dates and are included as short-term borrowings on the accompanying consolidated balance sheets. During the year ended December 31, 2023, the aggregate outstanding balance of the 2022 Bank Loans was paid in full at maturity.
On December 27, 2023, we entered into a short-term loan agreement with a financial institution in the principal amount of RMB 5.0 million or approximately $700,000 (using the exchange rate in effect on December 27, 2023), maturing in December 2024, which funds were received on January 1, 2024. The bank loan bears interest at a fixed rate of 4.8% and such interest is payable on a monthly basis. In addition, this bank loan is guaranteed by Dr. Jang.
Loan Agreement with the Chief Financial Officer of the Company
On October 4, 2023, we entered into a $200,000 loan agreement with our Chief Financial Officer. The loan bore an annual interest rate of 7%. As of December 31, 2023, we had an outstanding loan balance of $200,000 and an interest payable of $3,000 within related party payable on the accompanying consolidated balance sheet. For the year ended December 31, 2023, we incurred interest expense of $3,000 related to this loan on the consolidated statements of operations and comprehensive loss. We repaid the principal and accrued interest in full in January 2024 pursuant to the loan agreement.

Deferred Pay for Executive Officers and Employees
Certain employees of our company, including three of our executive officers, have experienced deferred pay due to cash flow constraints. As of the date of this prospectus, the total amount of deferred pay is approximately $1.4 million.
Convertible Promissory Note Agreement with Various Related Parties
DongCheng International (HongKong) Limited
In December 2022, we issued multiple unsecured convertible notes to several investors, inclusive of a related party, DongCheng International (HongKong) Limited, a wholly-owned subsidiary of our related party and collaboration partner, Yantai Dongcheng Biochemicals Co., Ltd. (together with its subsidiaries, “Dongcheng Pharma”) who owns more than 5% of our outstanding ordinary shares as of December 31, 2023 and 2022. The principal amount of this related party convertible note issued in 2022 was $1,000,000, with terms substantially the same as those issued to other investors, including the terms related to the automatic conversion upon certain specific events. We renewed the note with Dongcheng Pharma on December 18, 2023, with terms substantially the same as those offered to another investor for its renewed note, including an increased 8% per annum simple interest from the date of the renewal.
Daiwa Taiwan Japan BioVenture Investment Limited Partnership II
In January 2023, we issued an unsecured convertible note to a related party, Daiwa Taiwan Japan BioVenture Investment Limited Partnership II. Daiwa Taiwan-Japan Biotech Fund, who owns more than 5% of our outstanding ordinary shares as of December 31, 2023 and 2022, shares the same general partner, DCIP, with Daiwa Taiwan Japan BioVenture Investment Limited Partnership II. The principal amount of this related party convertible note issued in 2023 was $3,000,000, with terms substantially the same as those issued to other investors, including the terms related to the automatic conversion upon certain specific events. We renewed the note with Daiwa Taiwan Japan BioVenture Investment Limited Partnership II on January 12, 2024, with terms substantially the same as those offered to another investor for its renewed note, including an increased 8% per annum simple interest from the date of the renewal.
Dr. Ming-Kuei Jang
In February 2023, we issued an unsecured convertible promissory note to Dr. Ming-Kuei Jang. The principal amount of this related party convertible note issued in 2023 was $250,000, with terms substantially the same as those issued to other investors, including the terms related to the automatic conversion upon certain specific events.
On February 7, 2024, we renewed the promissory note with Dr. Ming-Kuei Jang, with terms substantially the same as those offered to other investors for their renewed promissory notes, including an increased 8% per annum simple interest from the date of the renewal.
Tsung Han Lee and Tsung Yen Lee
In January 2024, we issued an unsecured convertible promissory note to each of the related parties, Tsung Han Lee and Tsung Yen Lee, who are family members of the sole shareholder of Wealth Path Investments Limited, who owns more than 5% of our outstanding ordinary shares as of December 31, 2023 and 2022. The principal amount of each of these two related party convertible promissory notes issued in 2024 was $2,000,000, with terms substantially the same as those issued to other investors, except that these two related party convertible promissory notes have optional-conversion terms upon certain specific events and bear a simple interest of 8% per annum on their respective principal amount.
Unless otherwise noted above, the above convertible promissory notes are due and payable at their respective maturity date and bear interest on their principal amounts at the rate ranging from 5% to 12% per annum. As of December 31, 2023 and 2022, the carrying value of the related party convertible notes, net of the debt discount and issuance costs and the related accrued interest was $4,425,000 and $753,000, respectively. The fair value of the derivative liabilities associated with the embedded redemption features in connection with the related parties convertible promissory notes was $847,000 and $173,000 as of December 31, 2023 and 2022, respectively.

(57) Replace reference to “1,123,057 ordinary shares” with “10,191,804 ordinary shares;” replace reference to “6,941,566 Series C Preferred Shares” with “6,941,569 Series C Preferred Shares;” replace reference to “23,528,707 ordinary shares” with “23,597,457 ordinary shares”; replace references to “post-IPO” with “post-offering” on page 140.

(58) Revise the description of quorum on page 141 as follows:

A quorum required for any general meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than an aggregate of fifty percentage (50%) of all votes attaching to all of our shares in issue and entitled to vote present in person or by proxy.

(59) Revise the description of shareholders’ rights to requisition a general meeting on page 141 as follows:

Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings as at the date of the deposit, our board will be required to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting.

(60) Replace reference to “ten calendar days” with “fourteen (14) calendar days” on page 142; replace reference to “such undertakings are usually given for 20 years in the first instance” with “such undertakings are given for a period of up to 30 years” on page 143.

(61) Add the following two paragraphs under the heading “History of Securities Issuances – Ordinary Shares” on page 148; replace reference to “1,424,051 Series C Preferred Shares” with “1,424,052 Series C Preferred Shares” on page 148:

On March 20, 2024, we issued a total of 56,250 ordinary shares to certain employees for an aggregate consideration of $31,200 in connection with their exercise of options.

On August 7, 2024, we issued a total of 12,500 ordinary shares to a former employee for an aggregate consideration of $7,900 in connection with their exercise of options.

(62) Revise the description of issuance of convertible promissory notes on pages 149-150 as follows:

On December 20 and 21, 2022, we issued two convertible promissory notes to investors and one to one of our officers for an aggregate consideration of $1,450,000. Each note bears a simple interest of 5% per annum and is due one year after the date of note issuance. On December 12 and 18, 2023, we renewed such two convertible promissory notes, with an aggregate principal amount of $1,400,000, with its respective investor, each of which bears an increased simple interest of 8% per annum from the date of renewal, and is due one year after the renewal date of such note.

On December 21, 2023, the convertible promissory note that was issued to one of our officers for consideration of $50,000 matured. We paid all principal and interest due per the terms of the promissory note in January 2024.

On January 12, 2023, we issued convertible promissory notes to investors for an aggregate consideration of $10,500,000. Each note bears a simple interest of 5% per annum and is due one year after the date of note issuance. One of the notes with an aggregate consideration of $7,500,000 has optional conversion mechanism upon certain specific events. On January 12, 2024, we renewed such convertible promissory note with a principal amount of $3,000,000, which bears an increased simple interest of 8% per annum from the date of renewal and is due one year after the renewal date. Further on January 12, 2024, the convertible promissory note with the principal amount of $7,500,000 matured and we executed an agreement with the investor to extend the maturity date to February 15, 2024 for the purpose of renegotiating the terms of the promissory note. We agreed to increase the interest rate to the equivalent of 12.5% per annum during the period of extension. All other terms of the promissory note remain unchanged. In February 2024, we entered into an Amended and Restated Promissory Note Agreement and Security Agreement with R. Investments, LLC, extending the maturity date of the original promissory note to January 31, 2025, at 12% interest rate per annum, and securing the promissory note with collateral comprising revenue derived from our licensing out of certain of our intellectual property.

On February 7, 2023, we issued a convertible promissory note to one of our directors for consideration of $250,000, which bears a simple interest rate of 5% per annum and is due one year after the date of note issuance. On February 7, 2024, we renewed such convertible promissory note, which bears an increased simple interest of 8% per annum from the date of renewal and is due one year after the renewal date.

On May 23, 2023, we issued convertible promissory notes to a new investor for an aggregate consideration of $4,357,900. Each note bears a simple interest of 5% per annum and is due one year after the date of note issuance. On May 23, 2024, we renewed such convertible promissory notes, each of which bears an increased simple interest of 8% per annum from the date of renewal, and is due one year after the renewal date of such note.

On June 30, 2023, we issued a convertible promissory note to a new investor for consideration of $100,000, which bears a simple interest rate of 5% per annum accruing from February 17, 2023 and is due one year thereafter. On February 17, 2024, we renewed such convertible promissory note, which bears an increased simple interest of 8% per annum from the date of renewal and is due one year after the renewal date.

On November 10, 2023, we issued a convertible promissory note to a new investor for consideration of $100,000, which bears a simple interest rate of 5% per annum and is due one year after the date of note issuance.

On November 20, 2023, we issued a convertible promissory note to a new investor for consideration of $400,000, which bears a simple interest rate of 5% per annum and is due one year after the date of note issuance.

On January 9, 2024, we issued convertible promissory notes to two new investors for an aggregate consideration of $4,000,000. Each note bears a simple interest rate of 8% per annum and is due one year after the date of note issuance. Both notes have optional conversion mechanisms upon certain specific events.

On June 24, 2024, we issued a convertible promissory note to a new investor for consideration of $40,000, which bears a simple interest rate of 8% per annum and is due one year after the date of note issuance.

On July 18, 2024, we issued a convertible promissory note to a new investor for consideration of $200,000, which bears a simple interest rate of 8% per annum and is due one year after the date of note issuance.

On August 29, 2024, we issued a convertible promissory note to a new investor for consideration of $1,000,000, which bears a simple interest rate of 8% per annum and is due one year after the date of note issuance.

(63) Replace reference to “19,657,463 of our ordinary shares” with “17,657,463 of our ordinary shares” on page 150.

(64) Revise the description of lock-up arrangements on page 152 as follows:

Certain of our shareholders, except for the Selling Shareholders with respect to their ordinary shares being offered in the Resale Prospectus, have agreed with the underwriters on the lock-up restrictions for a period of 180 days following the date of this prospectus. During the lock-up period, such shareholders shall not (i) lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge or otherwise encumber, grant any option or warrant to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to the ordinary shares, (ii) enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of the ordinary shares, whether any such transaction is to be settled by delivery of such ordinary shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii).

(65) Replace reference to “278,288 ordinary shares” with “268,612 ordinary shares” on page 152.

(66) Add the following description of Selling Shareholders Resale Prospectus on pages 152 and 153:

As described in the Explanatory Note to the registration statement of which this prospectus forms a part, the registration statement also contains the Resale Prospectus to be used in connection with the potential resale by the Selling Shareholders of our ordinary shares. These ordinary shares have been registered to permit public resale of such shares, and the Selling Shareholders may offer the shares for resale from time to time pursuant to the Resale Prospectus. The Selling Shareholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. No sales of the shares covered by the Resale Prospectus shall occur until the ordinary shares sold in our initial public offering begin trading on Nasdaq. Thereafter, any sales will occur at prevailing market prices or in privately negotiated prices.

(67) Replace references to “US Tiger Securities Inc.” and “US Tiger” in the “Underwriting” section with “Kingswood Capital Partners, LLC,” “Kingswood,” or “Representative” as appropriate; revise the table of underwriters on page 159 as follows:

Underwriters	Number of Shares
Kingswood Capital Partners, LLC	[•]
WallachBeth Capital LLC	[•]
Total	500,000

(68) Replace reference to “300,000 additional ordinary shares” with “75,000 additional ordinary shares” on page 159; replace reference to “$300,000 for its out-of-pocket expenses” with “$200,000 for its out-of-pocket expenses” on page 159; revise the estimated total expenses of the offering payable by the Company, excluding the underwriting discounts and commissions, non-accountable expense allowance and reimbursement of the Representative’s out-of-pocket expenses, to be “approximately $2,060,130” on pages 159 and 160.

(69) Revise the table of expenses related to this offering on page 165 as follows:

SEC Registration Fee	$7,380
FINRA Filing Fee	4,250
Stock Exchange Application and Listing Fee	295,000
Transfer Agent’s fees and expenses	3,500
Printing and Engraving Expenses	50,000
Legal Fees and Expenses	1,100,000
Accounting Fees and Expenses	600,000
Miscellaneous	255,000
Total	2,315,130

(70) Revise the reference to “consolidated financial statements for the years ended December 31, 2021 and 2022” in the “Experts” section with “consolidated financial statements for the years ended December 31, 2022 and 2023” on page 167.

(71) Revise the F-pages as follows:

APRINOIA THERAPEUTICS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Aprinoia Therapeutics Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Aprinoia Therapeutics Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred shares and shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Matter
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company's auditor since 2023.
Houston, Texas
May 17, 2024

APRINOIA Therapeutics, Inc
Consolidated Balance Sheets
(Amounts in thousands of US$, except for share and per share amounts)

	December 31,
	2023	2022
Assets
Current assets:
Cash	$1,578	$1,221
Accounts receivable - related party	71	—
Prepaid expenses and other current assets	454	590
Total current assets	2,103	1,811
Property and equipment, net	1,789	2,153
Deferred offering costs	503	1,288
Operating lease right-of-use assets	422	154
Prepaid expenses, net of current portion and other long-term assets	129	237
Total assets	$4,946	$5,643

Liabilities, redeemable convertible preferred shares, and shareholders’ deficit
Current liabilities:
Accounts payable	$9,538	$8,887
Accrued expenses and other current liabilities	6,285	2,466
Operating lease liabilities, current	215	124
Related party payable	1,167	904
Short-term borrowings	1,408	1,450
Convertible notes (including related party convertible notes of $4,425 and $753 as of December 31, 2023 and 2022, respectively, net of debt discount and issuance costs)	17,157	1,093
Derivative liabilities (including related party derivative liabilities of $847 and $173 as of December 31, 2023 and 2022, respectively)	3,581	251
Total current liabilities	39,351	15,175
Operating lease liabilities, net of current portion	208	42
Total liabilities	39,559	15,217

Commitments and Contingencies (Note 15)

Redeemable convertible preferred shares (Series B, Pre-C and C), $0.4 par value; 14,243,334 shares authorized; 13,405,653 shares issued and outstanding; redemption and liquidation value of $66,166 as of December 31, 2023 and 2022	65,876	65,876
Shareholders’ deficit: Ordinary shares, $0.4 par value, 110,756,666 shares authorized; 10,123,054 and 9,654,266 shares issued and outstanding as of December 31, 2023 and 2022, respectively	4,050	3,862
Additional paid-in capital	15,567	12,296
Accumulated deficit	(119,255)	(90,638)
Accumulated other comprehensive loss	(851)	(970)
Total shareholders’ deficit	(100,489)	(75,450)
Total liabilities, redeemable convertible preferred shares, and shareholders’ deficit	$4,946	$5,643

The accompanying notes are an integral part of these consolidated financial statements.

APRINOIA Therapeutics, Inc
Consolidated Statements of Operations and Comprehensive Loss
(Amounts in thousands of US$, except for share and per share amounts)

	Year Ended December 31,
	2023	2022
Revenue	$513	$394
Revenue - related party	8,556	—
Total revenue	9,069	394
Operating expenses
Research and development	16,980	21,617
General and administrative	16,296	7,041
Total operating expenses	33,276	28,658
Loss from operations	(24,207)	(28,264)
Other (expense) income:
Interest expense, net	(4,019)	(67)
Changes in fair value of derivative liabilities	379	—
Other income, net	117	117
Total other income (expense)	(3,523)	50
Loss before income taxes	(27,730)	(28,214)
Provision for income taxes	(887)	(17)
Net loss	(28,617)	(28,231)
Net loss attributable to ordinary shareholders	$(28,617)	$(28,231)
Net loss per share attributable to ordinary shareholders
Basic and diluted	$(2.88)	$(2.93)
Weighted-average shares outstanding
Basic and diluted	9,936,953	9,620,506
Comprehensive loss:
Net loss	(28,617)	(28,231)
Foreign currency translation adjustment	119	(481)
Total comprehensive loss	$(28,498)	$(28,712)

The accompanying notes are an integral part of these consolidated financial statements.

APRINOIA Therapeutics, Inc
Consolidated Statements of Redeemable Convertible Preferred Shares and Shareholders’ Deficit
(Amounts in thousands of US$, except for share amounts)

	Redeemable Convertible Preferred		Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	11,981,601	$56,913	9,588,016	$3,835	$10,373	$(62,407)	$(489)	$(48,688)
Issuance of series C redeemable convertible preferred shares, net of issuance costs	1,424,052	8,963	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	1,911	—	—	1,911
Share options exercised	—	—	66,250	27	12	—	—	39
Net loss	—	—	—	—	—	(28,231)	—	(28,231)
Foreign currency translation adjustment	—	—	—	—	—	—	(481)	(481)
Balance as of December 31, 2022	13,405,653	65,876	9,654,266	3,862	12,296	(90,638)	(970)	(75,450)
Share-based compensation expense	—	—	—	—	3,170	—	—	3,170
Share options exercised	—	—	468,788	188	101	—	—	289
Net loss	—	—	—	—	—	(28,617)	—	(28,617)
Foreign currency translation adjustment	—	—	—	—	—	—	119	119
Balance as of December 31, 2023	13,405,653	$65,876	10,123,054	$4,050	$15,567	$(119,255)	$(851)	$(100,489)

The accompanying notes are an integral part of these consolidated financial statements.

APRINOIA Therapeutics, Inc
Consolidated Statements of Cash flows
(Amounts in thousands of US$)

	Year Ended December 31,
	2023	2022
Operating Activities:
Net loss	$(28,617)	$(28,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	438	295
Non-cash interest expense	4,082	15
Amortization of operating lease right-of-use assets	179	148
Share-based compensation expense	3,170	1,911
Loss on asset disposal	47	—
Write off of deferred offering costs	2,717	—
Write off of advances to RAC in connection with the advance agreement	990	—
Changes in fair value of derivative liabilities	(379)	—
Changes in operating assets and liabilities:
Accounts receivable	—	148
Accounts receivable - related party	(71)	—
Prepaid expenses and other current assets	122	1,358
Accounts payable	650	7,853
Operating lease obligations	(189)	(145)
Accrued expenses and other current liabilities	2,022	(1,933)
Prepaid expenses, net of current portion and other long-term assets	100	1,344
Net cash used in operating activities	(14,739)	(17,237)
Investing Activities:
Purchase of property and equipment	(177)	(2,016)
Advances to RAC in connection with the advance agreement	(990)	—
Net cash used in investing activities	(1,167)	(2,016)
Financing Activities:
Proceeds from issuance of preferred shares, net of issuance costs	—	8,963
Proceeds from exercise of share options	289	39
Proceeds from issuance of convertible notes (including proceeds from related party convertible notes of $3,250 and $1,000 as of December 31, 2023 and 2022, respectively)	15,708	1,450
Proceeds from short-term borrowings	1,412	1,486
Proceeds from related party payable	1,472	899
Repayment of short-term borrowings	(1,412)	(743)
Repayment of related party payable	(1,181)	—
Deferred offering costs	—	(740)
Net cash provided by financing activities	16,288	11,354
Effect of exchange rates on cash	(25)	(554)
Net increase (decrease) in cash	357	(8,453)
Cash at beginning of period	1,221	9,674
Cash at end of period	$1,578	$1,221
Supplemental disclosure of cash flow information:
Cash paid for loan interest	$79	$41
Cash paid for income tax	$47	$—
Supplemental cash flow information on non-cash investing and financing activities:
Right-of-use assets obtained in exchange of lease liabilities	$451	$—
Debt issuance cost associated with convertible notes included in accounts payable, accrued liabilities and other current liabilities	$18	$116
Issuance of derivative instrument related to convertible notes	$3,709	$251
Deferred offering costs in accounts payables, accrued expenses and other current liabilities	$503	$548

The accompanying notes are an integral part of these consolidated financial statements.

APRINOIA Therapeutics, Inc
Notes to the Consolidated Financial Statements
(All amounts in thousands of US$, except for share and per share data)

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION
Nature of the business – APRINOIA Therapeutics Inc. was incorporated and registered as an exempted company with limited liability under the Companies Act of the Cayman Islands on June 24, 2016 (together with its subsidiaries, the “Company”). The Company is a clinical-stage biotechnology company committed to protecting patients’ brain health and changing clinical outcomes for a broad range of neurodegenerative diseases through diagnostic tools and novel therapeutics.
The Company has four direct wholly-owned subsidiaries, which are i) APRINOIA Therapeutics in Japan (“APRINOIA Japan”), ii) APRINOIA Therapeutics Limited in Hong Kong (“APRINOIA HK”), which has a direct wholly-owned subsidiary, Suzhou APRINOIA Therapeutics Co., Ltd., in Suzhou (“APRINOIA Suzhou”), iii) APRINOIA Therapeutics, LLC in the United States (“APRINOIA USA”), and iv) APRINOIA Therapeutics Limited in Ireland (“APRINOIA Ireland”). APRINOIA Ireland was acquired by the Company on December 20, 2023 and was previously under the name of Kellersview Limited (“Kellersview”). Kellersview was a shell company registered in Ireland. The Company acquired 100 percent of Kellersview’s stock for a net cash purchase price of one hundred Euros. Subsequent to the acquisition, the new subsidiary was registered under the name of APRINOIA Therapeutics Limited and is wholly owned by the Company. The Company also had a subsidiary in Taiwan (APRINOIA Therapeutics Inc. (Taiwan) or “APRINOIA Taiwan”), which was inactive in late 2021 and dissolved on May 20, 2022.
Business combination agreement – On January 17, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Ross Acquisition Corp II (“RAC”), a publicly traded special purpose acquisition company (“SPAC”), APRINOIA Therapeutics Holdings Limited (“PubCo”), APRINOIA Therapeutics Merger Sub 1, Inc., a direct wholly-owned subsidiary of PubCo, APRINOIA Therapeutics Merger Sub 2, Inc., a direct wholly-owned subsidiary of RAC, and APRINOIA Therapeutics Merger Sub 3, Inc., a direct wholly-owned subsidiary of RAC (collectively, the “Business Combination”). In connection with the Business Combination, the Company and RAC entered into an advance agreement (the “Advance Agreement”), pursuant to which, the Company advanced an aggregate of $990 to RAC’s trust account from March 2023 through August 2023. On August 21, 2023, the Company and RAC terminated the Business Combination Agreement in a mutual decision. As a result of the termination, the Advance Agreement and the Business Combination Agreement are of no further force and effect, with the exception of the specified provisions in Section 11.02 of the Business Combination Agreement – Effect of Termination, which shall survive the termination of the Business Combination Agreement and remain in full force and effect in accordance with their respective terms. As the result of the termination of the Business Combination, the Company expensed approximately $2,717 in capitalized deferred offering costs related to the Business Combination within the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2023. In addition, the Company wrote off the aggregate advance payments made to RAC of $990 in general and administrative expense within the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023. RAC and its affiliates are no longer considered as related parties to the Company subsequent to the termination of the Business Combination Agreement.
Reverse share split - In March 2024, the Company effected a 1-for-4 reverse share split of its authorized ordinary shares and preferred shares, including its issued and outstanding ordinary shares and preferred shares (“the Reverse Share Split”). The par value of the Company’s ordinary shares and preferred shares have been adjusted from $0.1 per share to $0.4 per share, respectively, in connection with the Reverse Share Split. Any fractional shares owned by the shareholders as a result of the Reverse Share Split were rounded up to the nearest whole number of shares. The accompanying consolidated financial statements and notes thereto give retrospective effect to the Reverse Share Split for all periods presented. Ordinary shares underlying outstanding share options were proportionately decreased and the respective per share value and exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities.
Basis of presentation – The accompanying consolidated financial statements are presented in United States (“U.S.”) dollars and have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”), which include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in the consolidation process.

Liquidity and going concern – The accompanying consolidated financial statements have been prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), which requires the Company to evaluate whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The Company has incurred significant losses and negative cash flows from operations since its inception and expects to continue to incur losses and negative cash flows for the foreseeable future as the Company advances the preclinical studies and clinical development of its research programs and product candidates. To date, none of the Company’s product candidates have been approved for sale and, therefore, the Company has not generated any revenue from product sales. The Company has historically financed its operations through the issuance of convertible notes, the sale of its ordinary shares and preferred shares and the payments received under certain license agreements and research and development arrangements. For the years ended December 31, 2023 and 2022, the Company incurred net losses of $28,617 and $28,231, respectively, and net cash used in operating activities of $14,739 and $17,237, respectively. As of December 31, 2023, the Company had cash of $1,578 and an accumulated deficit of $119,255.
As of December 31, 2023, the Company believes its current cash balances coupled with anticipated cash flow from operating and financing activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying consolidated financial statements. The Company has received net proceeds of $65,876 from the sale of the Company’s preferred shares through December 31, 2023. Additionally, the Company issued an aggregate principal amount of $17,158 in convertible notes through December 31, 2023 to various new and existing investors including related party investors, which generated net cash proceeds of approximately $17,024. In January 2024, the Company issued an additional aggregate principal amount of $4,000 in convertible notes to two related parties (See Note 16). These convertible notes could be automatically or optionally converted into the Company’s shares upon certain events/transactions, including an initial public offering, a merger or other business combination of the Company with a public SPAC or other material financing transactions in the future. As of December 31, 2023, the Company is preparing for an initial public offering (“IPO”) of its ordinary shares, however, there is no certainty that the IPO can be completed. Subsequent to December 31, 2023, the Company entered into a short-term loan agreement with a financial institution and a loan agreement with a related party in the principal amounts of approximately $700 and $276, respectively (see Note 16).
During the year ended December 31, 2023, the Company recognized $6,368 net upfront payment under the Yitai License Agreement (as defined below) and $1,865 payment under the Yitai Service Agreement (as defined below) from Yantai Yitai Pharmaceutical Technology Co., Ltd. (“Yitai”), a wholly-owned subsidiary of our collaboration partner and related party, Yantai Dongcheng Biochemicals Co., Ltd (together with its subsidiaries, “Dongcheng Pharma”), pursuant to the license and commercialization agreement with Dongcheng and Yitai (the “Yitai License Agreement”) and assignment and consulting service agreement (the “Yitai Assignment Agreement”, together with the Yitai License Agreement, “Yitai Agreements”). In connection with the Yitai License Agreement, the Company expects to receive milestone payments upon the achievement of certain marketing milestone and royalty payments based on future net sales (see Note 14).
The Company expects that its research and development and general and administrative expenses will increase in connection with conducting additional clinical trials and preclinical studies for the current and future research programs and product candidates, contracting with contract research organizations (“CROs”) and contract development and manufacturing organization (“CDMOs”) to support clinical trials and preclinical studies, expanding the intellectual property portfolio, and providing general and administrative support for the Company’s operations. As a result, the Company expects that it will need additional capital to fund its operations. The Company does not expect to generate any revenue from product sales unless and until the Company successfully completes development and obtains regulatory approval for one or more of our product candidates, which the Company expects will take several years. As a result, until such time, if ever, the Company can generate substantial product revenue, the Company expects to finance its cash needs through equity offerings, debt financings or other capital sources, including collaborations, licenses and other similar arrangements.
As a result of the above, there is substantial doubt regarding the Company’s ability to continue as a going concern within one year from the date of issuance of these consolidated financial statements absent the completion of the IPO. The Company cannot give assurance that it can increase its cash balance or limit its cash consumption, complete a public offering or other alternative offerings, or obtain other capital sources, and thus maintain a sufficient cash balance for its planned operations. The Company will need to raise additional capital in the future and cannot assure that it will be able to do so on favorable terms, or at all. If the Company is unable to raise capital, the Company may reduce costs through delaying the development timelines of certain programs or termination of such programs.
The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the uncertainty related to its ability to continue as a going concern.
Risks and uncertainties – The Company is subject to risks common to companies in the biopharmaceutical industry. The Company believes that changes in any of the following areas could have a material adverse effect on future financial position or results of operations: ability to obtain future financing; regulatory approval and market acceptance of product candidates; performance of third-party clinical research organizations and manufacturers upon which the Company relies; protection of the Company’s intellectual property; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; and the Company’s ability to attract and retain employees. Clinical assets currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel, infrastructure, and extensive compliance and reporting capabilities. Even if the Company’s efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates – The presentation of accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in the accompanying consolidated financial statements include revenue recognition, fair value of derivative liabilities, the inputs and model assumptions related to the valuation of the Company’s share options, and the fair value of the Company’s ordinary shares. Actual results could differ from those estimates. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known.
Fair value measurements – Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. The valuation hierarchy contains three levels:
Level 1 –	Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2 –
Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

Level 3 –	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are measured and reported on a fair value basis. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.
The fair value of cash, accounts receivable – related party, prepaid expenses and other current assets, deferred offering costs, accounts payable, accrued liabilities and other currently liabilities, related party payable, convertible notes and short-term borrowings approximate their carrying amounts due to the short-term nature of these instruments. The derivative liabilities associated with the Company’s convertible notes are carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above (See Note 8).
During the years ended December 31, 2023 and 2022, there were no transfers between Level 1, Level 2, and Level 3.
Concentrations of credit risk – Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of accounts payable and bank demand deposits that may, from time to time, exceed Federal Depository Insurance Corporation (“FDIC”) insurance limits. The total cash balances in the U.S. are insured by the FDIC to a maximum amount of $250 per bank as of December 31, 2023 and 2022. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk regarding its cash balances. As of December 31, 2023 and 2022, the Company also had cash on deposit with non-U.S. banks of approximately $1,576 and $1,138, respectively.
Foreign currency translation – The Company’s reporting currency is the U.S. dollar. The Company maintains the financial statements of certain entities within the group in its local currency which is also such entity’s functional currency. The functional currency of the Company’s subsidiaries are as follows: APRINOIA HK and APRINOIA USA use U.S. Dollars, APRINOIA Japan uses Japanese Yen (“JPY”), and APRINOIA Ireland uses Euros (“EUR”). Additionally, APRINOIA Suzhou, the wholly-owned subsidiary of APRINOIA HK, uses Chinese Yuan (“RMB”) as its functional currency. Accordingly, assets and liabilities are generally translated into U.S. dollars at the current rates of exchange as of the balance sheet date, and revenues and expenses are translated using weighted average rates prevailing during the period. Adjustments from foreign currency translation, net of tax are included as a separate component of accumulated other comprehensive income (loss).
Exchange gains or losses arising from foreign currency transactions are included in other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company’s foreign exchange adjustment was immaterial for the years ended December 31, 2023 and 2022.
Accounts receivable – related party – Accounts receivable – related party is generally recorded at the invoiced amount. The allowance for doubtful accounts or expected credit losses are estimated based on an analysis of the aging of the receivable, historical write-offs, customer payment patterns, individual customer credit worthiness, current economic trends, reasonable and supportable forecasts of future economic conditions, and/or establishment of specific reserves for customers in an adverse financial condition. As of December 31, 2023 and 2022, the Company had no reserve for allowance for doubtful accounts as there have not been significant customer collection issues historically. As of December 31, 2023 and 2022, the Company had accounts receivable – related party of $71 and $0, respectively, related to a consulting services agreement with Dongcheng Pharma (see Note 14).
Deferred offering costs – Deferred offering costs consist of direct legal, accounting, filing and other fees and costs directly attributable to the Company’s initiative of preparing for public readiness that is probable of successful completion. After consummation of the initiative, these costs will be reclassified to additional paid-in capital to offset the proceeds received as a result of the transaction. Should a public readiness initiative be abandoned, terminated, or significantly delayed, the deferred offering costs are immediately written off to operating expenses in the accompanying consolidated statements of operations and comprehensive loss in the period of determination. As of December 31, 2023 and 2022, the Company has accumulated deferred offering costs of $503 related to the IPO and $1,288 related to the Business Combination that was terminated in August 2023, respectively (see Note 1). In connection with the termination of the Business Combination, the Company expensed approximately $2,717 in deferred offering costs related to the Business Combination as general and administrative expense within the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023. The deferred offering costs related to the IPO will be reclassified to the Company’s additional paid-in-capital upon the completion of the IPO.
Property and equipment, net – Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives. Leasehold improvements are amortized on a straight-line basis over the shorter of the asset’s estimated useful life or the term of the lease. Construction in progress is related to the construction or development of property and equipment that have not yet been placed in service for their intended use. When the asset is available for use, it is transferred from construction in progress to the appropriate category of property and equipment and depreciation on the item commences.

Upon retirement or sale, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the accompanying consolidated statements of operations. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized.
Leases – The Company has operating leases for corporate offices and research and development space that are accounted for under Accounting Standards Codification (“ASC”) 842, Leases (“ASC 842”). The Company determines if an arrangement is a lease at inception. Operating lease right of use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from a lease. Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. The Company recognizes lease expense for lease payments on a straight-line basis over the term of the lease. Variable lease payments not dependent on an index or rate are expensed as incurred and not included within the calculation of ROU assets and lease liabilities. Operating lease ROU assets also include the impact of any lease incentives. An amendment to a lease is assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification. For modified leases the Company also reassesses the lease classification as of the effective date of the modification.
The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the interest rate implicit in the Company’s operating leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in the economic environments where the leased asset is located. The incremental borrowing rate is calculated by modeling the Company’s credit rating on its historical arm’s-length secured borrowing facility and estimating an appropriate credit rating for similar secured debt instruments. Using the spread adjusted yield curve with a maturity equal to the remaining lease term, the Company determines the borrowing rates for all operating leases. Operating lease transactions are included in operating lease right-of-use assets, current operating lease liabilities and operating lease liabilities, net of current portion on the accompanying consolidated balance sheets.
The Company’s operating lease terms include periods under options to extend or terminate the operating lease when it is reasonably certain that the Company will exercise that option in the measurement of its operating lease ROU assets and liabilities. The Company considers contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as the physical location of the asset and entity-based factors such as the importance of the leased asset to the Company’s operations to determine the operating lease term. The Company generally uses the base, non-cancelable lease term when determining the operating lease ROU assets and lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of 12 months or less. The ROU asset is tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable in accordance with FASB ASC Topic 360, Property, Plant, and Equipment.
Impairment of long-lived assets – All of the Company’s long-lived assets held and used are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. When such an event occurs, future cash flows expected to result from the use of the asset and its eventual disposition is estimated. If the undiscounted expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the difference between the asset’s fair value and its carrying value. The Company did not record any impairment losses on long-lived assets for the years ended December 31, 2023 and 2022.
Convertible notes –The Company issued convertible promissory notes to several new and existing investors, including various related parties (see Note 6). The Company’s convertible notes are carried at amortized cost basis, net of unamortized debt issuance costs and discount and include accrued interests associated with the notes. The debt issuance costs and discount associated with these convertible notes are recorded as a reduction of the carrying value of the notes and amortized to interest expense as a component of other income (expenses), net in the accompanying consolidated statements of operations and comprehensive loss using the effective interest method over the contractual terms of the notes.
Derivative liabilities – The Company evaluates its convertible notes to determine if such instruments contain features that meet the definition of embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. The Company classifies bifurcated embedded derivatives as derivative liabilities on its consolidated balance sheets which are classified with the related host contract in the Company’s accompanying consolidated balance sheets. The derivative liabilities are initially recorded at fair value upon issuance of the convertible notes and are subsequently remeasured to fair value at each reporting period, with changes in fair value recognized in the accompanying consolidated statements of operations and comprehensive loss. Changes in the fair value of the derivative liabilities will continue to be recognized until the Company’s convertible notes are no longer outstanding.
Classification of redeemable convertible preferred shares – The holders of Series B, Pre-Series C, and Series C redeemable convertible preferred shares have certain liquidation rights in the event of a liquidation event or a deemed liquidation event that, in certain situations, is not solely within the control of the Company and would call for the redemption of the then outstanding Series B, Pre-Series C, and Series C redeemable convertible preferred shares (see Note 10). Therefore, the Series B, Pre-Series C, and Series C redeemable convertible preferred shares are classified as temporary equity on the accompanying consolidated balance sheets.
Accumulated other comprehensive income (loss) - Accumulated other comprehensive income (loss) accumulates historical gains and losses that are recorded to other comprehensive income (loss), net of tax. Other comprehensive income (loss), net of tax, consisted of gains and losses associated with changes in foreign currency as a result of the translation of the financial statements of the Company’s non-U.S. dollar subsidiaries.
Segment reporting – The Company operates in a single segment. The segment reflects how the Company’s operations are evaluated by senior management and the structure of its internal financial reporting. Both financial and certain non-financial data are reported and evaluated to assist senior management with strategic planning.
Revenue recognition – Under ASC 606 – Revenue Recognition (“ASC 606”), the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer.
At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses whether the promised goods or services promised within each contract are distinct and, therefore, represent a separate performance obligation. Goods and services that are determined not to be distinct are combined with other promised goods and services until a distinct bundle is identified. In determining whether goods or services are distinct, the Company evaluates certain criteria, including whether (i) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (capable of being distinct) and (ii) the good or service is separately identifiable from other goods or services in the contract (distinct in the context of the contract).
The Company then determines the transaction price, which is the amount of consideration it expects to be entitled from a customer in exchange for the promised goods or services for each performance obligation and recognizes the associated revenue as each performance obligation is satisfied. The Company’s estimate of the transaction price for each contract includes all variable consideration to which it expects to be entitled. Variable consideration includes payments in the form of royalties and milestone payments. If an arrangement includes milestone payments, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. For arrangements with product licenses that include sales-based royalties or milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties or milestone payments relate, the Company recognizes royalty revenue and sales-based milestones at the later of (i) when the related sales occur, or (ii) when the performance obligation to which the royalty or milestone payment has been allocated has been satisfied. At the end of each reporting period, the Company re-evaluates the estimated variable consideration included in the transaction price and any related constraint and, as necessary, adjusts the estimate of the overall transaction price. Any adjustments will be recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.
ASC 606 requires the Company to allocate the arrangement consideration on a relative standalone selling price basis for each performance obligation after determining the transaction price of the contract and identifying the performance obligations to which that amount should be allocated. The relative standalone selling price is defined in the revenue standard as the price at which an entity would sell a promised good or service separately to a customer. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation as each performance obligation is satisfied, either at a point in time or over time, and if over time, recognition is based on the use of an output or input method.
The Company currently generates revenue through its product licensing by providing its third-party and related party licensees with the right to use its product candidates, through providing its data and documentation for certain clinical research and studies, and through providing consulting services for product development. All of the Company’s revenues that are earned and received in mainland China are subject to a Chinese value-added tax (“VAT”) at applicable tax rates of gross proceeds. The Company reports applicable revenues net of the Chinese VAT for all the periods presented in the accompanying consolidated statements of operations and comprehensive loss. An entity that is a VAT general taxpayer is allowed to offset qualified input VAT on purchases against its output VAT liabilities. The VAT payable is reflected in accrued expenses and other current liabilities while the VAT receivable is reflected in prepaid expenses and other current assets in the accompanying consolidated balance sheets.
Licensing arrangements
The terms of the licensing arrangements include payment to the Company for a combination of one or more of the following: upfront license fees, development and regulatory milestone payments, and material fees. The Company uses its judgment to determine whether milestones or other variable consideration should be included in the transaction price.
Upfront license fees
The Company grants licensees a worldwide, non-exclusive, non-transferable, non-sublicensable license to manufacture and use its product candidates with support services for a development program for a defined period of time (generally two to six years). The “development program” refers to one or more scientific research or development studies owned, controlled, and sponsored by the licensees including, without limitation, the use of the Company’s product candidates in any clinical studies of the licensees’ products in the specified research field and territories pursuant to the terms of the licensing agreement. If the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company will recognize revenue from upfront license fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. The license granted is considered a functional license under ASC 606 and is a single performance obligation. The Company recognizes revenue for the upfront license fees at a point in time.
Development and regulatory milestone payments
The Company grants licensees a non-exclusive, non-transferable, fully paid, royalty-free license, without right of sublicense, to use the Company’s background intellectual property solely to the extent required for the licensees to perform their obligations pursuant to the terms of the licensing agreement for a defined period of time (generally three years). At the inception of each arrangement that includes payments based on the achievement of certain development and regulatory events, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s or the licensee’s control, such as regulatory approvals, are not considered probable of being achieved until regulatory approval is received. The licensees have no contractual right to take possession of the Company’s background intellectual property and the Company is the sole owner of inventions and intellectual property relating to the chemical matter generated during the course of the licensing agreement. The development and regulatory milestone payments contain multiple preclinical and clinical performance milestones, and each milestone represents a performance obligation that also drives the licensee payment schedule. At the end of each subsequent reporting period, the Company will re-evaluate the probability of achieving such development and regulatory milestones and any related constraint, and if necessary, adjust the Company’s estimate of the overall transaction price. Upon the completion of the licensing agreement, all results generated in the performance of the work plan during the term are jointly owned by both parties. Results refer to any information or data including, but not limited to, raw data, method, protocol, analysis, conclusions and reports, generated under the work plan. The license granted is considered a functional license under ASC 606. The Company recognizes revenue for development and regulatory milestone payments based on the related labor utilization over the achievement of the milestones pursuant to the terms of the licensing agreement.
Material fees
In connection with the licensing agreement, certain materials and supplies are also paid for by licensees on a transactional basis. The Company recognizes these revenues as the materials and supplies are delivered at a point in time.
Research and development arrangements
The research and development arrangements represent the promises to transfer the Company’s data and documentation for certain clinical research and studies to customers. The Company recognizes these revenues as the goods are delivered at a point in time. In addition, the Company provides consulting services to assist certain licensee’s product development. Consulting service revenues are generally recognized at a point-in-time when services are provided.
The Company has entered into licensing agreements and research and development agreements in various regions. For the year ended December 31, 2023, the Company generated approximately 76% and 24% of revenue from Japan and Asia ex-Japan, respectively. For the year ended December 31, 2022, the Company generated approximately 53% and 47% of revenue from Asia ex-Japan and Japan, respectively.
Deferred revenues – In connection with the licensing arrangements, the Company invoices licensees pursuant to the terms of the licensing agreement. Amounts billed and/or collected in advance of revenue recognition are recorded as deferred revenue within “Accrued expenses and other current liabilities” in the accompanying consolidated balance sheets and are recognized as the performance obligations are satisfied, control is transferred to licensees, and the applicable revenue recognition criteria is met.
Research and development expenses – Research and development expenses consist primarily of costs incurred in connection with the research and development of the Company’s product candidates and pipelines. The Company expenses research and development costs and intangible assets acquired that have no alternative future use as incurred. These expenses include:
•	expenses incurred under agreements with organizations that support the Company’s drug discovery and development activities;
•	expenses incurred in connection with the preclinical and clinical development of the Company’s product candidates and programs;
•
costs related to CROs or CDMOs, that are primarily engaged to provide drug substance and product for our clinical trials, research and development programs, as well as investigative sites and consultants that conduct the Company’s clinical trials, nonclinical studies and other scientific development services;

•	the costs of acquiring and manufacturing nonclinical and clinical trial materials, including manufacturing registration and validation batches;
•	employee-related expenses, including salaries, related benefits and equity-based compensation expense, for employees engaged in research and development functions;
•	costs related to compliance with quality and regulatory requirements;
•	payments made under third-party licensing agreements; and
•	direct and allocated costs related to facilities, information technology, personnel and other overhead.

Advance payments that the Company makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or consumed or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.
General and administrative expenses – General and administrative expenses consist primarily of personnel expenses, including salaries, benefits and share-based compensation expense, if any, for personnel in executive, finance, accounting, business development, legal and human resource functions. General and administrative expenses also include corporate facility costs not otherwise included in research and development expenses, legal fees related to intellectual property and corporate matters and fees for accounting and consulting services. General and administrative costs are expensed as incurred, and the Company accrues for services provided by third parties related to these expenses by monitoring the status of services provided and adjusting the Company’s accruals as actual costs become known.
Share-based compensation – The Company accounts for all share-based payment awards granted to employees and non-employees as share-based compensation expense at fair value. The Company grants equity awards under its share-based compensation programs. The measurement date for employee and non-employee awards is the date of grant, and share-based compensation costs are recognized as expense over the requisite service period, which is the vesting period, on a straight-line basis. Share-based compensation expense is classified in the accompanying consolidated statements of operations and comprehensive loss based on the function to which the related services are provided. The Company recognizes share-based compensation expense for the portion of awards that have vested. Forfeitures are recorded as they occur. There have been no performance conditions attached to the share options granted by the Company to date. The fair value of each share option grant is estimated on the date of grant using the Binomial option pricing model with assumptions as follows:
Expected Volatility - Expected volatility was determined by using the historical volatility of the comparable companies’ share prices over the previous 5 years. The expected life used in the model has been adjusted, based on the director’s best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations.
Expected Terms - The expected terms of the options are based on evaluations of historical and expected future employee exercise behavior.
Risk-free interest rate - The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods that are approximately equal to the expected term of the award.
Expected dividend – The expected dividend yield is zero because the Company has never paid cash dividends on its ordinary shares and does not expect to pay any cash dividends in the foreseeable future.
Fair value of the Company’s Ordinary shares – Given the absence of an active market for the Company’s ordinary shares, the Company and the board of directors (the “Board”), the members of which the Company believes have extensive business, finance, and venture capital experience, are required to estimate the fair value of the Company’s ordinary shares at the time of each grant of a share-based award. The grant date fair value of share options is calculated based on the grant date fair value of the underlying ordinary shares. The Company calculates the fair value of its ordinary shares by considering independent valuations by a third-party valuation specialist and considers factors it believes are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, economic and market conditions, and estimates of weighted average cost of capital. The Company believes the combination of these factors provides an appropriate estimate of the expected fair value of the Company and reflects the best estimate of the fair value of the Company’s ordinary shares at each grant date.
The Company’s valuation of its ordinary shares is prepared using a market approach, based on precedent transactions in the shares, to estimate the Company’s total equity value using an option-pricing method, or OPM. The OPM method derives an equity value such that the value indicated for the Company’s ordinary shares by allocating the Company’s equity value to each of the Company’s securities. Key inputs into the OPM calculation included the risk-free rate, expected time to liquidity and volatility. A reasonable discount for lack of marketability is applied to the total equity value to arrive at an estimate of the total fair value of equity on a non-marketable basis.
Income taxes – The Company accounts for income taxes under the asset and liability method under ASC 740, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determined deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. The Company accounts for uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company’s policy is to recognize any interest and penalties related to liabilities of uncertain tax positions in income tax expense of its consolidated financial statements.
Net loss per share attributable to ordinary shareholders – The Company applies the two-class method to compute basic and diluted net loss per share attributable to holders of ordinary shares of the Company when shares meet the definition of participating securities. The two-class method determines net loss per share for each class of ordinary and redeemable convertible preferred shares according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to holders of ordinary shares for the period to be allocated between ordinary and redeemable convertible preferred shares based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. During periods of loss, there is no allocation required under the two-class method since the redeemable convertible preferred shares does not have a contractual obligation to share in the Company’s losses. Basic net loss per share attributable to holders of the Company’s ordinary shares is computed by dividing net loss attributable to the Company’s shareholders by the weighted-average number of ordinary shares outstanding during the period without consideration of potentially dilutive ordinary shares. Diluted net loss per share attributable to the Company’s ordinary shareholders reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares or resulted in the issuance of ordinary shares that then shared in the earnings of the Company unless inclusion of such shares would be anti-dilutive. For periods in which the Company reports net losses, diluted net loss per ordinary share attributable to the Company’s shareholders is the same as basic net loss per ordinary share attributable to the Company’s shareholders, because potentially dilutive ordinary shares are not assumed to have been issued if their effect is anti-dilutive. The Company’s potentially dilutive securities, which include outstanding share options under the Company’s equity incentive plan, redeemable convertible preferred shares and shares from convertible notes, have been considered in the computation of diluted earnings per share.
Emerging growth company status – The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an emerging growth company.
Recent accounting pronouncements standards – In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 creates a new model for determining current expected credit losses (“CECL”) on trade and other receivables, net investments in leases, contract assets and long-term receivables. The CECL impairment model requires companies to consider the risk of loss even if it is remote and to include forecasts of future economic conditions as well as information about past events and current conditions. As an emerging growth company, the Company adopted ASU 2016-13 on January 1, 2023, and the amendment did not have a significant impact on the Company’s consolidated financial statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires all public entities, including public entities with a single reportable segment, to provide in interim and annual periods one or more measures of segment profit or loss used by the chief operating decision maker to allocate resources and assess performance. Additionally, the standard requires disclosures of significant segment expenses and other segment items as well as incremental qualitative disclosures. The guidance in this update is effective for fiscal years beginning after December 15, 2023. The Company is currently evaluating the potential impact of the adoption of this new accounting standard on its consolidated financial statements upon adoption.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid (“ASU 2023-09”). ASU 2023-09 requires a public business entity (“PBE”) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU disclosures for the prior periods or may apply the amendments retrospectively by providing the revised disclosures for all period presented. The Company is currently evaluating the potential impact of the adoption of this new accounting standard on the Company and its consolidated financial statements upon adoption.
In March 2024, the FASB issued ASU 2024-02, Codification Improvements—Amendments to Remove References to the Concepts Statements, which amends the Codification to remove references to various concepts statements and impacts various topics in the Codification. The amendments apply to all reporting entities within the scope of the affected accounting guidance, but in most instances the references removed are extraneous and not required to understand or apply the guidance. Generally, the amendments in ASU 2024-02 are not intended to result in significant accounting changes for most entities. The guidance in this update is effective for fiscal years beginning after December 15, 2024. The Company is currently evaluating the potential impact of the adoption of this new accounting standard on the Company and its consolidated financial statements upon adoption.
No other new accounting pronouncements issued or effective as of December 31, 2023 had, or are expected to have, a material impact on the Company’s consolidated financial statements.
NOTE 3 – PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:

	Estimated Useful Life (in Years)	December 31,
		2023	2022
Machinery and equipment	3-5	$2,021	$2,044
Computers and purchased software	3-5	66	65
Leasehold improvements	lease term	137	141
Furniture and fixtures	3-5	38	39
Construction in progress	N/A	396	350
Property and equipment, at cost		2,658	2,639
Less: accumulated depreciation and amortization		(869)	(486)
Property and equipment, net		$1,789	$2,153

Depreciation expenses related to property and equipment for the years ended December 31, 2023 and 2022 were $438 and $295, respectively.

NOTE 4 – COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS
The components of the Company’s prepaid expenses and other current assets, and prepaid expenses, net of current portion and other long-term assets consist of the following:

	December 31,
	2023	2022
Prepayment	$317	$592
Deposit	208	121
Income tax receivable	41	—
Other receivables	17	114
Total	583	827
Less: current portion of prepaid expenses and other assets	(454)	(590)
Total prepaid expenses, net of current portion and other long-term assets	$129	$237

The components of the Company’s accrued expenses and other current liabilities consist of the following:

	December 31,
	2023	2022
Accrued expense and other payables	$3,258	$1,112
Payroll, employee benefits and bonus payable	1,980	1,053
Deferred revenue	16	213
Other current liabilities	1,031	88
Total accrued expenses and other current liabilities	$6,285	$2,466

NOTE 5 – LEASES
The Company has operating leases for corporate offices and operational facilities located in the U.S., Japan and Asia ex-Japan. The following table presents lease costs and cash paid for amounts included in the measurement of lease liabilities for operating leases for the years ended December 31, 2023 and 2022.

	Year Ended December 31,
Lease Cost	2023	2022
Operating lease cost	$195	$137
Short-term lease cost	181	249
Variable lease cost	366	241
Total lease cost	$742	$627

Other Information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$201	$134
Right-of-Use assets obtained in the exchange for new operating lease liabilities	$451	$—

The following table presents the weighted-average remaining lease terms and weighted-average discount rates for operating leases for the years ended December 31, 2023 and 2022:

	2023	2022
Weighted-average remaining lease terms - operating leases	2.07 years	1.34 years
Weighted average discount rate - operating leases	8.53%	4.02%

The operating lease ROU assets and liabilities were $422 and $423, respectively, as of December 31, 2023, and $154 and $166, respectively, as of December 31, 2022. The lease costs are included in “Research and development” and “General and administrative” expenses within the accompanying consolidated statements of operations and comprehensive loss.

Future undiscounted cash flows for each of the next five years through 2028 and thereafter and a reconciliation to the operating lease liabilities recognized on the accompanying consolidated balance sheet as of December 31, 2023 are as follows:

Years Ending	Amount
2024	$243
2025	157
2026	65
2027	—
2028 and Thereafter	—
Total lease payments	465
Less: imputed interest	(42)
Total operating lease liabilities	$423

NOTE 6 – CONVERTIBLE PROMISSORY NOTES AND DERIVATIVE LIABILITIES
As of December 31, 2023 and 2022, the carrying value of convertible promissory notes and the fair value of derivative liabilities are as follows:

	December 31, 2023	December 31, 2022
Principal	$17,158	$1,450
Accrued interest	734	2
Unamortized discount	(735)	(359)
Total carrying value of convertible notes	17,157	1,093
Derivative liabilities	3,581	251
Total convertible promissory notes and derivative liabilities	$20,738	$1,344

In December 2022, the Company entered into a convertible note purchase agreement with several investors which provided for the issuance of convertible promissory notes up to $35,000. The convertible promissory notes bear a simple interest rate of 5% per annum and are due and payable one year after the date of notes issuance (the “Maturity Date”), unless previously repaid or converted.
In December 2022, the Company issued three convertible promissory notes (the “2022 Convertible Notes”) in the aggregate principal amount of $450 to various new and existing investors and $1,000 to a related party. Each note bore a simple interest rate of 5% per annum and was due one year after the date of the note issuance. On the Maturity Date in December 2023, the Company refinanced two of the three 2022 Convertible Notes, with an aggregate principal amount of $1,400 and an increase in the simple interest rate from 5% to 8% per annum. These refinanced notes are due one year after the refinance date of such note. The refinancing of the notes has been accounted for as a debt modification in accordance with ASC Topic No. 470-50, Debt – Modifications and Extinguishments, thus no gain or loss was recorded in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023. On January 24, 2024, the Company repaid the principal amount of the remaining 2022 Convertible Note of $50 in full plus accrued interest.
In 2023, the Company issued eight additional convertible promissory notes (the “2023 Convertible Notes”, together with the 2022 Convertible Notes, the “Convertible Notes”) in the aggregate principal amount of $12,458 to new and existing investors and $3,250 to related parties, including the Chairman of the Board (See Note 14). Each note bears a simple interest rate of 5% per annum and is due one year after the date of the note issuance.
The Convertible Notes, plus all accrued and unpaid interest, can be repaid in cash or, upon mutual consent of the Company and the noteholders, in Company’s ordinary shares or a combination of both. Additionally, on or before the Maturity Date, certain Convertible Notes and the associated interest will automatically convert into the Company’s ordinary shares upon the occurrence of specific conversion events. Certain Convertible Notes and the associated interest, at the option of the note holder, may convert into the Company’s ordinary shares upon the occurrence of the same specified conversion events. The specified conversion events include an IPO (“Qualified IPO”), a sale, qualifying financing round (where the Company raises at least $15,000) of the Company’s preferred shares or ordinary shares to investors (“Qualified Financing”), or a consolidation, merger, or any transaction where more than half of the Company’s voting power is transferred (“Qualified Business Combination”). The conversion price would be (i) in the case of a Qualified IPO, 80% of the price per share at which the Company’s ordinary shares is sold in such event, (ii) in the case of a Qualified Financing, 80% of the price per share for the Company’s equity securities issued in such event, or (iii) in the case of a Qualified Business Combination, 80% of the implied share price of the Company’s ordinary shares in such event.
The Company concluded that all of the automatic and optional redemption features in the event of a Qualified IPO, a Qualified Financing and a Qualified Business Combination met the definition of embedded derivatives that were required to be bifurcated and accounted for as a separate unit of accounting. The Company recorded the fair value of the derivative liabilities of $3,709 and $251, respectively, as a liability with the offset being recorded as a debt discount on the issuance dates of the 2023 and 2022 Convertible Notes, respectively, of which, $736 and $173, respectively, was associated with the related party convertible notes issued in 2023 and 2022 (see Note 8). The resulting debt discount is presented as a reduction to the carrying value of the Convertible Notes and is being amortized to interest expense using the effective interest method over the terms of the Convertible Notes. The derivative liabilities are subsequently remeasured to fair value at each reporting date. Any change in the fair value of the derivative liabilities is recognized in the consolidated statements of operations and comprehensive loss. For the years ended December 31, 2023 and 2022, changes in the fair value of derivative liabilities of $379 and $0 were recorded within the consolidated statements of operations and comprehensive loss, respectively.
As of December 31, 2023 and 2022, the carrying value of the Convertible Notes, net of the debt discount and issuance costs, and the related accrued interest was $17,157 and $1,093, respectively, of which, $4,425 and $753, respectively, was associated with the related parties convertible notes (see Note 14). The Company recorded interest expense of $4,082, including amortization of debt discount and issuance costs, in interest expense, net in the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2023. Such interest expense for the year ended December 31, 2022 was immaterial. As of December 31, 2023 and 2022, the unamortized debt discount and issuance costs on the Convertible Notes was $735 and $359, respectively.
Subsequent to December 31, 2023, the Company issued convertible promissory notes to two related party investors (see Note 16) in the aggregate principal amount of $4,000. Each note bears a simple interest rate of 8% per annum and is due one year after the date of the note issuance. The terms of these notes are substantially the same as those issued to other investors, including optional-conversion terms upon the occurrence of aforementioned specific conversion events.
On January 12, 2024, a 2023 Convertible Note that was issued for a principal amount of $7,500 matured. The noteholder agreed to extend the note to February 15, 2024 with an increase in the simple interest rate from 5% to 12.5% per annum. On February 15, 2024, the Company executed a security agreement with the note holder, which granted a security interest in and to certain collateral of the Company in order to secure the obligations of the convertible promissory note, which was extended to January 31, 2025, at 12% interest rate per annum. All other terms of this note have remained unchanged pursuant to its original convertible note purchase agreement.
In January and February 2024, the Company refinanced two 2023 Convertible Notes with the aggregate principal amount of $3,250 with related parties (see Note 14). The Company further refinanced a 2023 Convertible Note with a principal amount of $100 with a third-party investor in February 2024. The simple interest rate of these notes has increased from 5% to 8% per annum. The notes are due one year after their respective refinance date. All other terms of these notes have remained unchanged pursuant to their respective original convertible note purchase agreement.
NOTE 7 – SHORT-TERM BORROWINGS
The short-term borrowings consisted of the following:

	December 31,
	2023	2022
2022 June Bank Loan	$—	$725
2022 July Bank Loan	—	725
2023 August Bank Loan	704	—
2023 September Bank Loan	704	—
Total short-term borrowings from third parties	$1,408	$1,450

In June and July 2022, the Company entered into two short-term loan agreements with a financial institution in the principal amount of RMB 5.0 million each (the “2022 June Bank Loan” and the “2022 July Bank Loan”, collectively the “2022 Bank Loans”), maturing in June 2023 and July 2023, respectively. The 2022 June Bank Loan bore interest at a Loan Prime Rate (“LPR”) plus 0.1% and such interest was payable on a monthly basis. The 2022 July Bank Loan bore interest at a fixed rate of 4.35% and such interest was payable on a monthly basis. The 2022 Bank Loans were guaranteed by the Chairman of the Board (see Note 14). As of December 31, 2022, the aggregate outstanding balance of the 2022 Bank Loans was $1,450. As of December 31, 2023, the aggregate outstanding balance of the 2022 Bank Loans was paid in full at maturity.
In August and September 2023, the Company entered into two short-term loan agreements with a financial institution in the principal amount of RMB 5.0 million each (the “2023 Bank Loans”), maturing in August 2024 and September 2024, respectively. The 2023 Bank Loans bear interest at a LPR minus 0.45% and such interest is payable on a monthly basis. The 2023 Bank Loans are guaranteed by the Chairman of the Board (see Note 14). As of December 31, 2023, the aggregate outstanding balance of the 2023 Bank Loans was $1,408.
The 2022 Bank Loans and the 2023 Bank Loans are repayable within one year from their respective issuance dates and are recorded as short-term borrowings on the Company’s consolidated balance sheets as of December 31, 2023 and 2022. For the years ended December 31, 2023 and 2022, the interest expense associated with the 2022 Bank Loans and the 2023 Bank Loans was $41 for both periods and included in interest expense, net in the accompanying consolidated statements of operations and comprehensive loss.
NOTE 8 – FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation as of December 31, 2023 and 2022. As of December 31, 2023 and 2022, there were no financial assets and liabilities that were measured at fair value on a recurring basis under Levels 1 and 2.

	Level 3 Fair Value
	As of December 31, 2023	As of December 31, 2022
Liabilities:
Derivative liabilities	$3,581	$251
Total	$3,581	$251

Valuation of Derivative Liabilities — The derivative liabilities in the table above relate to the embedded redemption features in connection with the Convertible Notes discussed in Note 6. The fair values of the embedded redemption features at the respective issuance dates of the Convertible Notes and at the reporting periods were estimated based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. The Company used a scenario-based model (“SBM”) and a discounted cash flow method to incorporate estimates and assumptions concerning company prospects and market indications into a model to estimate the value of the derivative liabilities. An SBM considers a range of various potential scenario outcomes assumed to occur with associated probabilities. Cash flow outcomes are then discounted to present value to estimate fair value. The most significant estimates and assumptions used as inputs in the SBM valuation technique impacting the fair value of the embedded redemption features are the timing and probability of a successful financing or IPO, delayed offering or renegotiation, and dissolution scenario outcomes (see the table below). The Company calculated the payment due to the holders of the Convertible Notes with and without the embedded redemption feature and discounted to present value. The Company discounted the cash flows using discount rates ranging from 17.91 percent to 50.76 percent annualized at the issuance dates, based on an assessment of the Company’s credit position and market yields of companies with similar credit risk at the date of valuation estimation. As of December 31, 2023 and 2022, the Company recorded the fair value of the derivative liabilities of $3,581 and $251, including related parties’ derivative liabilities of $847 and $173, respectively.

The significant unobservable inputs that are included in the valuation of the derivative liabilities as of December 31, 2023 and 2022, are as follows:

	December 31, 2023		December 31, 2022
Significant Unobservable Inputs	Input Range	Weighted Average	Input Range	Weighted Average
Discount rate	17.91% - 50.76%	28.20%	26.69%	26.69%
Expected term (in years)	0.033 - 1.000	0.31	0.750 - 0.978	0.61
Probability scenarios:
Successful financing/IPO	85%		85%
Delayed offering/renegotiation	10%		10%
Dissolution	5%		5%

The following table provides a roll forward of the aggregate fair values of the Company’s financial instruments described above, for which fair value is determined using Level 3 inputs:

Derivative Liabilities
Balance as of December 31, 2021	$—
Initial fair value of instrument	251
Changes in fair value	—
Balance as of December 31, 2022	$251
Initial fair value of instrument	3,709
Changes in fair value	(379)
Balance as of December 31, 2023	$3,581

NOTE 9 – INCOME TAXES
The income tax expense (benefit) is comprised of the following for the periods indicated:

	Year Ended December 31,
	2023	2022
Current
Federal	$39	$17
State	—	—
Foreign	848	—
Total Current	$887	$17

The following table reconciles the statutory rates to the Company’s effective tax rate for the periods indicated:

	Year Ended December 31,
	2023	2022
State taxes, net of federal benefit	0.1%	0.0%
Foreign rate differential	-1.9%	17.6%
Valuation allowance	-36.5%	-8.6%
Non-deductible R&D expenses	-5.4%	-8.9%
Non-taxable gain from intangible sale	39.7%	0.0%
Other	0.8%	-0.2%
Effective tax rate	-3.2%	-0.1%

As of December 31, 2023, the Company had U.S. Federal and state net operating loss carryforwards of $690 that have an unlimited carryforward period and $576 that expires in 2041, respectively.
As of December 31, 2023, the Company had $29,906 total foreign net operating loss carryforwards, comprised of $22,518 in mainland China that expires at various dates from 2023 through 2028, $3,685 in Japan that expires at various dates from 2026 through 2035, and $3,702 in Hong Kong that have an unlimited carryforward period.

Significant components of deferred tax assets and liabilities were as follows:

	Year Ended December 31,
	2023	2022
Deferred tax assets
Tax loss carried forward	$7,548	$6,255
Accruals and reserves	244	—
Lease liability	122	—
In process R&D	8,477	—
Deferred advertising expenses	13	7
Total deferred tax assets	16,404	6,262
Less: valuation allowance	(16,282)	(6,257)
Total deferred tax assets	122	5

Deferred tax liabilities
Depreciation	—	(5)
ROU asset	(122)	—
Total deferred tax liabilities	(122)	(5)
Deferred tax assets, net of valuation allowance and deferred tax liabilities	$—	$—

As of December 31, 2023, the Company is in a net deferred tax asset position before valuation allowance driven primarily by net operating loss carryforwards. The future realization of the tax benefits from existing temporary differences and tax attributes ultimately depends on the existence of sufficient taxable income. In assessing the realization of the deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers projected future taxable income, scheduled reversal of existing deferred tax liabilities, and tax planning strategies in making this assessment. As of December 31, 2023, the Company has considered all available evidence, both positive and negative, and concluded that a valuation allowance is required against the Company’s net deferred tax assets because it is more likely than not they will not be realized in the foreseeable future. However, based on recent trends indicating increased profitability and improved financial performance in the Company’s Japanese operations, it is reasonably possible that the Company will release some or all of the valuation allowance within the next 12 months.
The Company files income tax returns in various jurisdictions, including in the United States, Japan and Asia, excluding Japan, and therefore subject to tax examination by various taxing authorities. The Company is not currently under examination and is not aware of any issues under review that could result in significant payments, accruals or material deviation from its tax positions. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state tax authorities to the extent utilized in a future period.
The calculation and assessment of the Company’s tax exposures generally involve the uncertainties in the application of complex tax laws and regulations for federal, state and foreign jurisdictions. A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation, on the basis of the technical merits. As of December 31, 2023, the Company has not recorded any liabilities related to uncertain tax positions in its consolidated financial statements. Similarly, the Company has not accrued any interest and penalties related to uncertain tax positions as of December 31, 2023.
NOTE 10 – SHAREHOLDERS’ DEFICIT
Redeemable convertible preferred shares – In September 2017, the Company entered into the Series B preferred shares purchase agreements for 3,470,750 Series B preferred shares with par value of $0.4 each (“Series B Preferred Shares”) at a price of $3.20 per share with a group of investors for total consideration of $11,106. The net proceeds of the Series B Preferred Shares were $10,995.

In 2019 and 2020, the Company entered into the Pre-Series C preferred shares purchase agreements for an aggregate of 2,993,334 Pre-Series C preferred shares with par value of $0.4 each (“Pre-Series C Preferred Shares”) at a price of $5.00 per share with a group of investors for a total consideration of $14,967. The net proceeds of the Pre-Series C Preferred Shares were $14,918.
In February 2021, the Company entered into Series C preferred shares purchase agreements for 3,935,238 Series C preferred shares with par value of $0.4 each (“Series C Preferred Shares”) at a price of $5.36 per share with a group of investors for a total consideration of $21,093 (Series C Preferred Shares and together with Series B Preferred Shares and Pre-Series C Preferred Shares, the “Preferred Shares”).
In September 2021, the Company entered into Series C preferred share purchase agreements for 3,006,331 Series C Preferred Shares with par value of $0.4 each at a price of $6.32 per share with a group of investors for a total consideration of $19,000, of which 1,582,279 Series C Preferred Shares were issued and the net consideration of $9,907 was received in October 2021, and the remaining Series C Preferred Shares were issued and the net consideration of $8,963 was received in April 2022.
The following table summarizes the Company’s Preferred Shares as of December 31, 2023 and 2022:

	Preferred Shares Authorized	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Ordinary Shares Issuable Upon Conversion
Series B Preferred Shares	3,750,000	3,470,750	$10,995	$11,106	3,470,750
Pre-Series C Preferred Shares	2,993,334	2,993,334	14,918	14,967	2,993,334
Series C Preferred Shares	7,500,000	6,941,569	39,963	40,093	6,941,569
Total	14,243,334	13,405,653	$65,876	$66,166	13,405,653

The key terms of Preferred Shares are as follows:
a.
Dividend rights – If declared, each holder of the Preferred Shares shall be entitled to receive dividends for the respective Preferred Share held by the holder, payable out of funds or assets when and as such funds or assets become legally available therefor, prior and in preference to, and satisfied before, any dividend on the Company’s ordinary shares.

b.
Conversion feature – The holder of Preferred Shares shall have the right to convert all or a portion of its Preferred Shares into the Company’s ordinary shares at the then-applicable Series B, Pre-Series C and Series C conversion price at any time without payment of additional consideration. The initial conversion price for each Preferred Shares shall be the original Series B, Pre-Series C and Series C purchase price paid, with the initial conversion made on a one-for-one basis, subject to the conversion price adjustment made. The Series B, Pre-Series C and Series C conversion price for the Preferred Shares shall be adjusted appropriately for subdivision or combination of the Company’s ordinary shares, distribution of dividends on the Company’s ordinary shares, capital reorganization, recapitalization, or reclassification of the Company’s ordinary shares. If the Company issues or proposes to issue any new securities at a per share price or conversion price less than the original Series B, Pre-Series C and Series C purchase price, such Series B, Pre-Series C and Series C conversion price for the Preferred Shares will be adjusted based on the broad-based weighted average method.

In addition, the Preferred Shares will be converted automatically into the Company’s ordinary shares at the then-applicable Series B, Pre-Series C and Series C conversion price upon the occurrence of (i) the immediate closing of a firm commitment underwritten public offering of the Company’s ordinary shares at a price per share of not less than the original Series B, Pre-Series C and Series C purchase price per share or (ii) obtaining the affirmative vote or written consent of at least a majority of the then-outstanding shares of the Preferred Shares.
c.
Liquidation preferences – In the event of any voluntary or involuntary liquidation, change in control, sale of substantially all of the Company’s assets or upon the occurrence of other transaction defined as a deemed liquidation event pursuant to the Company’s articles of association (a “Deemed Liquidation Event”), each shareholder of Preferred Shares shall be entitled to receive, prior to, and in preference to, any distribution of assets or property of the Company to the holders of the Company’s ordinary shares, in an amount per share equal to the Preferred Shares’ original purchase price, plus any declared unpaid dividends. The assets of the Company shall be distributed to the holders of Preferred Shares in the following order: Series C Preferred Shares, Pre-Series C Preferred Shares, and Series B Preferred Shares. If upon any such liquidation event or a Deemed Liquidation Event, the assets of the Company available for distribution to its shareholders is insufficient to pay all holders of Preferred Shares the full amount to which they shall be entitled, the holders of Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise have been payable in the order indicated.
d.
Voting rights – Each holder of outstanding shares of Preferred Shares shall be entitled to cast the number of votes equal to the number of the Company’s ordinary shares into which the shares of such Preferred Shares held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter.

e.
Redemption rights – The holders of the Company’s Preferred Shares have no voluntary rights to redeem shares. Upon certain change in control events that are outside of the Company’s control, including sale of substantially all of the Company’s assets or the occurrence of a Deemed Liquidation Event, the holders of the Preferred Shares may cause redemption of the Preferred Shares. Accordingly, these shares are considered contingently redeemable and are classified as temporary equity on the accompanying consolidated balance sheets.

Ordinary shares – As of December 31, 2023, the Company is authorized to issue 110,756,666 ordinary shares with a par value of $0.4 per share. The holders of the Company’s ordinary shares are entitled to receive dividends if declared by the Board. No dividends have been declared since the inception of the Company. As of December 31, 2023 and 2022, the Company had 10,123,054 and 9,654,266 ordinary shares issued and outstanding, respectively.
NOTE 11 – SHARE-BASED COMPENSATION
APRINOIA Therapeutics Inc. Equity Incentive Plans
The APRINOIA Therapeutics Inc. Equity Incentive Plans (the “Incentive Plan”) are administered by the Company’s Board. The plans are intended to promote the long-term interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain employees of the Company and its subsidiaries. The plans enable the Company to grant incentive share options or non-qualified share options to employees, consultants and advisors of the Company and its subsidiaries at the discretion of the Board.
Plan #1
Effective June 19, 2018, the Company adopted an equity-based compensation plan, the APRINOIA Therapeutics Inc. Equity Incentive Plan #1 (“Plan #1”). The Company reserved up to 1,280,639 ordinary shares for issuance pursuant to Plan #1. All shares in Plan #1 have expired as of December 31, 2023.
Plan #2
Effective September 3, 2019, the Company adopted an equity-based compensation plan, the APRINOIA Therapeutics Inc. Equity Incentive Plan #2 (“Plan #2”). The Company has reserved up to 1,645,155 ordinary shares for issuance pursuant to Plan #2. Shares that are lapsed, expired, terminated, or canceled without having been fully exercised will be available for future awards. As of December 31, 2023, there were no shares available for future grants under Plan #2.
Plan #3
Effective November 9, 2021, the Company adopted an equity-based compensation plan, the APRINOIA Therapeutics Inc. Equity Incentive Plan #3 (“Plan #3”). The Company has reserved up to 337,500 ordinary shares for issuance pursuant to Plan #3. Shares that are lapsed, expired, terminated, or canceled without having been fully exercised will be available for future awards. As of December 31, 2023, there were no shares available for future grants under Plan #3.
Plan #4
Effective July 25, 2022, the Company adopted an equity-based compensation plan, the APRINOIA Therapeutics Inc. Equity Incentive Plan #4 (“Plan #4”). The Company has reserved up to 2,372,105 ordinary shares for issuance pursuant to Plan #4. Shares that are lapsed, expired, terminated, or canceled without having been fully exercised will be available for future awards. As of December 31, 2023, there were 37,500 available for future grants under Plan #4.

Share Options
The share options outstanding noted below consist of service-based options to purchase the Company’s ordinary shares, which vest up to a two-year service period and have a five-year contractual term. These awards are subject to the risk of forfeiture until vested by virtue of continued employment or service to the Company.
The following table presents the summary of share option activities as of December 31, 2023 and 2022 and changes during the periods:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2021	1,800,280	$0.60	3.19	$2,757
Granted	1,787,902	0.63	—	—
Exercised	(66,250)	0.59	—	—
Outstanding as of December 31, 2022	3,521,932	0.62	3.43	3,939
Granted	701,106	0.63	—	—
Exercised	(468,788)	0.62	—	—
Cancelled/expired/forfeited	(305,652)	0.52	—	—
Outstanding as of December 31, 2023	3,448,598	$0.63	2.82	$30,506
Exercisable as of December 31, 2023	3,061,973	$0.63	2.66	$27,087

The weighted-average grant-date fair value of options granted during the years ended December 31, 2023 and 2022 was $4.86 and $1.18, respectively. The total intrinsic value of options exercised for the years ended December 31, 2023 and 2022 was $4,152 and $76, respectively.
The Company estimates the fair value of share options using the binomial option pricing model on the date of grant. During the years ended December 31, 2023 and 2022, the assumptions used in the binomial option pricing model were as follows:

	Year Ended December 31,
	2023	2022
Exercise period	5 years	5 years
Volatility	76.80% - 79.86%	75.85%
Risk-free interest rate	3.3966% - 3.8412%	2.91%
Expected dividend yield	0.00%	0.00%

For the years ended December 31, 2023 and 2022, the Company recorded share-based compensation expense of $3,170 and $1,911, respectively, and included in the Company’s consolidated statements of operations and comprehensive loss as follows:

	Year Ended December 31,
	2023	2022
General and administrative	$2,659	$1,143
Research and development	511	768
Total share-based compensation expense	$3,170	$1,911

As of December 31, 2023, total unrecognized compensation cost related to the unvested share-based awards was $749, which is expected to be recognized over a weighted average period of 0.95 years.

NOTE 12 – BASIC AND DILUTED NET LOSS PER SHARE
The following table sets forth the computation of basic and diluted net loss per share attributable to the Company’s ordinary shareholders:

	Year Ended December 31,
	2023	2022
Numerator:
Net loss	$(28,617)	$(28,231)
Net loss attributable to ordinary shareholders	$(28,617)	$(28,231)
Denominator:
Weighted-average shares outstanding used in calculating net loss per share – basic and diluted	9,936,953	9,620,506
Net loss per share attributable to ordinary shareholders – basic and diluted	$(2.88)	$(2.93)

The Company’s potentially dilutive securities, which include share options, Preferred Shares, and Convertible Notes, have been excluded from the computation of diluted net loss per share as the effect would reduce the net loss per share. Therefore, the weighted average number of ordinary shares outstanding used to calculate both basic and diluted net loss per share attributable to holders of ordinary shares is the same.
The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2023	2022
Preferred Shares (as converted to ordinary shares) (see Note 10)	13,405,653	13,405,653
Outstanding options to purchase ordinary shares (see Note 11)	3,448,598	3,521,932
Total	16,854,251	16,927,585

Additionally, the Company issued the Convertible Notes that were contingently convertible into shares of the Company’s ordinary shares upon the occurrence of certain specified future events (see Note 6). The Company’s Convertible Notes did not meet the condition to be converted to the Company’s ordinary shares as of the reporting periods and therefore were not included in the computation of dilutive net loss per share for the years ended December 31, 2023 and 2022. However, had the contingency been satisfied as of the reporting periods, these notes would have been excluded from the computation of diluted net loss per share as the effect would reduce the net loss per share.
NOTE 13 – RETIREMENT PLAN
The Company sponsors a 401k and profit-sharing plan, in which all eligible APRINOIA USA employees may participate after completing three months of employment. The Company is required to make contributions to their employees under a government-mandated defined contribution pension scheme for its eligible employees in Hong Kong, according to which the Company is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level. In addition, the Company is required to make pension contributions in accordance with the regulations established by the Ministry of Human Resources and Social Security of the People’s Republic of China for its eligible employees in China. The Company is required to contribute a specified percentage of participants’ relevant income, within a defined minimum and maximum payment base. During the years ended December 31, 2023 and 2022, the Company made contributions of $459 and $315, respectively, under the aforementioned retirement plans.
NOTE 14 – RELATED-PARTY TRANSACTIONS
Transactions with the Chairman of the Board
Loan Agreements with the Chairman of the Board – Related party payable
In 2022, the Company entered into three loan agreements with Dr. Ming-Kuei Jang, the Chairman of the Board. These loans bore an interest rate of 5% and were matured in 2023. Upon the maturity of the loans, the Board approved an extension of these loans through 2024. During the year ended December 31, 2023, the Chairman of the Board funded additional loans in the aggregate principal of $1,272 to the Company for operational support and the Company repaid $1,181 of the outstanding principal balance and accrued interest. As of December 31, 2023 and 2022, the Company had an aggregate loan balance with the Chairman of the Board of $952 and $899, respectively, and an interest payable of $12 and $5, within related party payable on the accompanying consolidated balance sheet, respectively. For the years ended December 31, 2023 and 2022, the Company incurred interest expense of $15 and $5, respectively, related to these loans on the consolidated statements of operations and comprehensive loss.
Bank Loans Guaranteed by the Chairman of the Board
As of December 31, 2023 and 2022, the 2023 Bank Loans of $1,408 and the 2022 Bank Loans of $1,450 were guaranteed by the Chairman of the Board. The 2022 June Bank Loan bore interest at a LPR plus 0.1%. The 2022 July Bank Loan bore interest at a fixed rate of 4.35%. The 2023 Bank Loans bear interest at a LPR minus 0.45%. Interest on the 2023 Bank Loans and the 2022 Bank Loans are payable on a monthly basis. The 2023 Bank Loans and the 2022 Bank Loans are repayable within one year from their respective issuance dates and are included as short-term borrowings on the accompanying consolidated balance sheets. During the year ended December 31, 2023, the aggregate outstanding balance of the 2022 Bank Loans was paid in full at maturity (see Note 7).
Loan Agreement with the Chief Financial Officer – Related party payable
On October 4, 2023, the Company entered into a $200 loan agreement with the Chief Financial Officer of the Company. The loan bore an annual interest rate of 7% and the Company agreed to repay the loan and interest on or before October 18, 2023. As of December 31, the loan was in default and the Company had an outstanding loan balance of $200 and an interest payable of $3 within related party payable on the accompanying consolidated balance sheet. For the year ended December 31, 2023, the Company incurred interest expense of $3 related to this loan on the consolidated statements of operations and comprehensive loss. Subsequent to December 31, 2023, the Company amended the repayment terms of the loan and repaid the principal and accrued interest in full in January 2024.
Convertible Promissory Note Agreement with Various Related Parties
DongCheng International (HongKong) Limited
In December 2022, the Company entered into multiple unsecured convertible promissory notes with several investors, inclusive of a related party, DongCheng International (Hong Kong) Limited, a wholly-owned subsidiary of the Company’s related party and collaboration partner, Dongcheng Pharma who owns more than 5% of the Company’s outstanding ordinary shares as of December 31, 2023 and 2022. The principal amount of this related party convertible note issued in 2022 was $1,000, with terms substantially the same as those issued to other investors, including the terms related to the automatic conversion upon certain specific events. In December 2023, the Company refinanced this note (see Note 6).
Daiwa Taiwan Japan BioVenture Investment Limited Partnership II
In January 2023, the Company entered into an unsecured convertible promissory note with a related party, Daiwa Taiwan Japan BioVenture Investment Limited Partnership II who, together with Daiwa Taiwan-Japan Biotech Fund, owns more than 5% of the Company’s outstanding ordinary shares as of December 31, 2023 and 2022. The principal amount of this related party convertible note issued in 2023 was $3,000, with terms substantially the same as those issued to other investors, including the terms related to the automatic conversion upon certain specific events. In January 2024, the Company refinanced this note (see Note 6).
The Chairman of the Board
In February 2023, the Company entered into multiple unsecured convertible promissory notes with several investors, inclusive of a related party, the Chairman of the Board. The principal amount of this related party convertible note issued in 2023 was $250, with terms substantially the same as those issued to other investors, including the terms related to the automatic conversion upon certain specific events. In February 2024, the Company refinanced this note (see Note 6).
The Convertible Notes are due and payable at their respective Maturity Dates and bear interest on their principal amounts at the rate ranging from 5% - 12% per annum (see Note 6). As of December 31, 2023 and 2022, the carrying value of the related party convertible notes, net of the debt discount and issuance costs and the related accrued interest was $4,425 and $753, respectively. The fair value of the derivative liabilities associated with the embedded redemption features in connection with the related party convertible notes was $847 and $173 as of December 31, 2023 and 2022, respectively (see Note 8).
Agreements with Dongcheng Pharma, a Related Party, and Its Subsidiary
License and Commercialization Agreement
On March 30, 2023, APRINOIA Japan entered into a license agreement with Dongcheng Pharma and Yitai, pursuant to which APRINOIA Japan granted to Yitai exclusive rights to develop, manufacture, use, market, advertise, promote, launch, distribute, offer to sell, sell and sub-license the licensed product described in the agreement related to the field of Tau imaging tracer in China. Upon execution of this agreement, Yitai paid APRINOIA Japan an upfront payment of $6,368, net of the Chinese VAT of $1,632 upon the receipt of an invoice from APRINOIA Japan and will pay up to $2,000 upon the achievement of a certain marketing milestone, and low double-digit percentage royalty payments based on net sales. For the year ended December 31, 2023, the Company recognized the $6,368 upfront payment as the upfront license fee which was included in “Revenue – related party” within the accompanying consolidated statements of operations and comprehensive loss. As of December 31, 2023, no marketing milestone has been reached.
Assignment and Consulting Service Agreement
On March 30, 2023, the Company and APRINOIA Suzhou entered into a service agreement (the “Assignment and Consulting Service Agreement”) with Dongcheng Pharma and Yitai, pursuant to which APRINOIA Suzhou transfers, delivers and assigns Yitai the right to use the materials relating to certain clinical study possessed by APRINOIA Suzhou (the “Materials”) as of the effective date of this agreement. Additionally, APRINOIA Suzhou shall provide limited consulting services to Yitai to support the transition of development and regulatory activities for certain clinical study of the product with the aim to obtain marketing authorization of such product in the field of Tau imaging tracer in China. Upon execution of this agreement, Yitai paid APRINOIA Suzhou a gross upfront payment of RMB 13.5 million as the consideration for the transfer and assignment of the Materials and a gross upfront consulting service fee of RMB 0.5 million. The promises of the assignment of the Materials and the consulting support service were treated as a single, combined performance obligation because the promise of providing consulting support service was not distinct from the assignment of the Materials and did not provide a benefit to Yitai without the assignment of the Materials. The assignment of the Materials was determined to be the predominant promise and the Company recognized the revenue at the point in time when the control of the Materials was transferred. For the year ended December 31, 2023, the Company recognized the aggregate payment of RMB 13.2 million or $1,865, net of the Chinese VAT of RMB 0.8 million or $112 in “Revenue – related party” within the accompanying consolidated statements of operations and comprehensive loss.
In connection with the Assignment and Consulting Service Agreement, APRINOIA Suzhou entered into a clinical trial institution fees agreement (the “Clinical Trial Fees Agreement”) with Yitai on July 4, 2023, pursuant to which APRINOIA Suzhou will submit the payment of clinical trial institution fees on behalf of Yitai to the specific clinical trial institution as defined in the agreement and Yitai will reimburse APRINOIA Suzhou for such expenses incurred. For the year ended December 31, 2023, the Clinical Trial Fees Agreement does not result in material impact to the Company’s consolidated financial statements.
In addition, on December 12, 2023, APRINOIA Suzhou entered into a service agreement (the “Phase III Clinical Trial Consulting Services Agreement”) with Yitai, pursuant to which APRINOIA Suzhou agreed to provide additional consulting services for product development based on a fixed contractual rate per hour for services provided. For the year ended December 31, 2023, the Company recognized $323 in “Revenue – related party” within the accompanying consolidated statements of operations and comprehensive loss. As of December 31, 2023, the Company had accounts receivable – related party of $71 related to the Phase III Clinical Trial Consulting Services Agreement within the consolidated balance sheets.
NOTE 15 – COMMITMENTS AND CONTINGENCIES
The Company maintains operating leases for various facilities. See Note 5, Leases, for further information.
Litigation – From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. As of December 31, 2023 and 2022, the Company has not been subject to any pending litigation claims.
NOTE 16 – SUBSEQUENT EVENTS
For its consolidated financial statements as of December 31, 2023, and for the period then ended, the Company evaluated subsequent events through the date on which those financial statements were available to be issued. Other than the items noted throughout the accompanying consolidated financial statements and below, there were no subsequent events identified for disclosure as of the date the financial statements were available to be issued.
Issuance of Convertible Promissory Notes
In January 2024, the Company issued unsecured convertible promissory notes (the “2024 Convertible Notes”) to two related parties, the family members of the sole shareholder of Wealth Path Investments Limited who owns more than 5% of the Company’s outstanding ordinary shares as of December 31, 2023 and 2022 (see Note 6). The aggregate principal amount of the 2024 Convertible Notes was $4,000, with terms substantially the same as those issued to other investors, including the terms related to the conversion upon certain specific events at the option of the note holder. Each note bears a simple interest rate of 8%per annum and is due one year after the date of the note issuance.
Changes to Board of Directors
On March 14, 2024, Michael Hui Xin submitted his resignation from the Board of the Company. His resignation will become effective upon the declaration by the United States Securities and Exchange Commission (the “Commission”) of the effectiveness of the Company’s registration statement relating to its IPO. In addition, on April 1, 2024, the Board appointed three new independent directors, Jonathan Lieber, Ling Zeng and Walter Lau effective upon the Commission’s declaration of the effectiveness of the aforementioned registration statement.
2024 Incentive Plan and Employee Stock Purchase Plan
On March 6, 2024, the Board adopted the 2024 Equity Incentive Plan (the “2024 Plan”) and 2024 Employee Stock Purchase Plan (the “ESPP”) to be in effect on the date upon which the Company’s registration statement for the IPO is declared effective by the Commission. Pursuant to the 2024 Plan and the ESPP, a sum of 2,813,000 shares and 280,000 shares are initially reserved for initial issuance, respectively, which will increase as defined in the plans.
Subsequent Short-Term Borrowing
On December 27, 2023, the Company entered into a short-term loan agreement with a financial institution in the principal amount of RMB 5.0 million or approximately USD $700 (using the exchange rate in effect on December 27, 2023), maturing in December 2024, which funds were received on January 1, 2024. The bank loan bears interest at a fixed rate of 4.8% and such interest is payable on a monthly basis. In addition, this bank loan is guaranteed by the Chairman of the Board.
Related Party Loans
On April 30, 2024, the Company entered into a loan agreement with Dr. Ming-Kuei Jang, the Chairman of the Board, in the principal amount of RMB 2.0 million or approximately USD $276 (using the exchange rate in effect on April 30, 2024), which funds were received on May 13, 2024. The loan bears interest at 7.0% per annum and matures one year after the effective date of the loan.
Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report
The Company entered into three loan agreements with Dr. Jang in 2022. These loans bear an interest rate of 5% and matured in 2023. Upon the maturity of the loans, the Board approved an extension of these loans through 2024. In August 2024, the Board approved extensions of these loans into 2027 and an increase in the interest rate to 7%.

On June 24 and July 18, 2024, the Company issued unsecured convertible promissory notes to two new investors in the principal amounts of $40 and $200, respectively. Each note bears a simple interest rate of 8% per annum and is due one year after the date of the note issuance. The terms of these notes are substantially the same as those issued to other investors.
On May 23, 2024, the Company renewed two unsecured convertible promissory notes with an aggregate principal amount of $4,357,900. The renewed promissory notes bear a simple interest of 5% from the date of the original issuance and an increased simple interest of 8% per annum from the date of renewal and is due one year after the renewal date.

(72) Add the Resale Prospectus as follows:

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we and the selling shareholders identified herein are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
Issued September 11, 2024
PRELIMINARY PROSPECTUS (Subject to Completion)
RESALE PROSPECTUS ALTERNATE PAGE
2,000,000 Ordinary Shares by Selling Shareholders

APRINOIA Therapeutics Inc.

This prospectus relates to 2,000,000 of the ordinary shares, par value $0.4 per share (the “Resale Shares”) of APRINOIA Therapeutics Inc. (“our company”), that may be sold from time to time by the selling shareholders named in this prospectus (the “Selling Shareholders”). We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholders.
The Resale Shares may be sold once our ordinary shares begin trading on the Nasdaq Global Market (“Nasdaq”) and from time to time thereafter. The Resale Shares will not be sold on a firm commitment basis by the underwriters named on the cover page of the Public Offering Prospectus. Since there is currently no public market established for our securities, the Selling Shareholders will sell their shares only when our ordinary shares begin trading on Nasdaq. Once, and if, our ordinary shares are listed on Nasdaq and begin trading, the Resale Shares may be offered by the Selling Shareholders through public or private transactions, directly or through one or more underwriters, dealers, brokers and agents, on or off Nasdaq, at prevailing market prices or at privately negotiated prices. For details, see the sections entitled “Selling Shareholders” and “Selling Shareholders’ Plan of Distribution” in this prospectus beginning on page Alt-3.
We have reserved the symbol “APRI” for purposes of listing our ordinary shares on Nasdaq and have applied to list our ordinary shares on Nasdaq. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application and is contingent upon the listing of our ordinary shares on Nasdaq. We cannot assure you that our application will be approved; if it is not approved by Nasdaq, we will not proceed with this offering.
Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares.
We are an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer” of this prospectus for additional information.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.
    , 2024

THE OFFERING
Ordinary shares being offered by the Selling Shareholders
2,000,000 ordinary shares
Ordinary shares outstanding immediately prior to the initial public offering of our ordinary shares (the “IPO”)
26,361,214 ordinary shares on an as-converted basis.
Ordinary shares outstanding immediately after the IPO pursuant to the Public Offering Prospectus
26,861,214 ordinary shares (or 26,936,214 ordinary shares if the underwriters of the IPO exercise their option to purchase additional ordinary shares in full).
Offering Price
The Selling Shareholders may sell the Resale Shares from time to time at the market price prevailing on Nasdaq at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.
Listing
We have applied to list the ordinary shares on the Nasdaq Global Market.
Nasdaq trading symbol
APRI
Terms of the Offering
The Selling Shareholders will determine when and how they will sell the securities offered in this prospectus.
Use of Proceeds
We are not selling any ordinary shares covered by this Resale Prospectus. As such, we will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholders named in this prospectus.
Alt-1

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholders. In addition, the underwriter of the IPO will not receive any compensation from the sale of the ordinary shares by the Selling Shareholders. The Selling Shareholders will receive all of the net proceeds from the sales of ordinary shares offered by them under this prospectus. We will bear the expenses relating to the registration of the ordinary shares for the Selling Shareholders.
Alt-2

SELLING SHAREHOLDERS
The securities being offered for resale by the Selling Shareholders consist of a total of 2,000,000 ordinary shares. The following table sets forth the name of each Selling Shareholder, the number and percentage of ordinary shares beneficially owned by each Selling Shareholder, the number of ordinary shares that may be sold in this offering by each Selling Shareholder and the number and percentage of ordinary shares each Selling Shareholder will own after the offering, assuming that the Selling Shareholders will sell all of the ordinary shares offered for sale. However, the Selling Shareholders are under no obligation to sell all or any portion of such ordinary shares immediately upon effectiveness of the registration statement of which this prospectus forms is a part or otherwise. We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholders. The information appearing in the table below is based on information provided by or on behalf of the named Selling Shareholders.
Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Neither the Selling Shareholders, nor any persons (entities or natural persons) who have control over the Selling Shareholders, have, or during the three years prior to the date of this prospectus have had, any position, office or other material relationship with us or any of our predecessors or affiliates. None of the Selling Shareholders is a broker dealer nor an affiliate of a broker dealer. The Selling Shareholders have no agreement or understanding to distribute any of the shares being registered. Each Selling Shareholder may offer for sale from time to time any or all of the shares.

Name of Selling Shareholders	Ordinary Shares Beneficially Owned Prior to Offering(1)	Percentage Ownership Prior to Offering	Ordinary Shares to be Sold(1)	Ordinary Shares Owned After Offering	Percentage Ownership After Offering
Wealth Path Investments Limited(2)	2,475,000	9.4%	569,796	1,905,204	7.1%
Daiwa Taiwan-Japan Biotech Fund(3)	2,437,500	9.2%	561,163	1,876,337	7.0%
KTB China Synergy Fund(4)	2,149,067	8.2%	494,760	1,654,307	6.2%
ShangPharma Investment Group Limited(5)	1,625,750	6.2%	374,281	1,251,469	4.7%

Notes:
(1)
For the purpose of this table only, the offering refers to the resale of the ordinary shares by the Selling Shareholders listed above, assuming the closing of the IPO. The ordinary shares and preferred shares held by the Selling Shareholders will be re-designated into ordinary shares, which are registered hereby, when our amended and restated memorandum and articles of association becomes effective immediately prior to the completion of the IPO.

(2)
Wealth Path Investments Limited (“Wealth Path”) is wholly owned by Mr. Spencer Lee. By virtue of being the controlling shareholder and the director of Wealth Path, Mr. Spencer Lee may be deemed to have beneficial ownership over shares held by Wealth Path. The registered address of Wealth Path is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(3)
DCI Partners Co., Ltd. (“DCIP”) is the general partner of Daiwa Taiwan-Japan Biotech Fund (“Daiwa”). The voting and investment power of shares held by Daiwa is exercised by majority vote of an investment committee consisting of DCIP’s employees, each of whom disclaims beneficial ownership for the shares held by Daiwa, except to the extent of any pecuniary interest therefrom. The principal business address of Daiwa is 1-9-1 Marunouchi, Chiyoda-ku, Tokyo, 100-6756, Japan.

(4)
The voting and investment power of shares held by KTB China Synergy Fund (“KTB”) is exercised by its general partner, Woori Venture Partners, which disclaims beneficial ownership for the shares held by KTB. The principal business address of KTB is 670 Daewangpangyo-ro, Bundang-gu, Seongnam-si, Gyeonggi-do 10FL, USpace 2A dong, Republic of Korea.

(5)
The voting and investment power of shares held by ShangPharma Investment Group Limited (“ShangPharma”) is exercised by its managing director, Mr. Michael Xin Hui. The registered address of ShangPharma is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

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SELLING SHAREHOLDERS’ PLAN OF DISTRIBUTION
The Selling Shareholders may sell the Resale Shares from time to time at the market price prevailing on Nasdaq at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.
The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent but may position; and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.
The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus. The Selling Shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our ordinary shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may also sell our ordinary shares short and deliver these securities to close out it short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The aggregate proceeds to the Selling Shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.
Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed seven percent (7%).
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To our knowledge, there are currently no plans, arrangements or understandings between the Selling Shareholders and any broker-dealer or agent regarding the sale of the securities by the Selling Shareholders. Upon our notification by a Selling Shareholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a post-effective amendment to this registration statement disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of ordinary shares involved, (iii) the price at which such ordinary shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. A post-effective amendment disclosing such an agreement would require the suspension of sales by the Selling Shareholders until the post-effective amendment is declared effective.
The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.
The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.
If any of the Class A ordinary share offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Shareholders will sell all or any portion of the shares offered under this prospectus.
We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
LEGAL MATTERS
We are being represented by Cooley LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Cooley LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law.
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2,000,000 Ordinary Shares by the Selling Shareholders

APRINOIA Therapeutics Inc.

RESALE PROSPECTUS

, 2024
Until and including     , 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.